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                                                                   EXHIBIT 10.28



                                 LEASE AGREEMENT

         LEASE AGREEMENT, made as of this _____ day of August, 2001, between NL VENTURES III STAFFORD, L.P., a Texas limited partnership ("Landlord"), with an address at c/o AIC Ventures, 301 Congress Avenue, Suite 320, Austin, Texas 78701, Attention: Paul M. Robshaw; and INPUT/OUTPUT, INC., a Delaware corporation ("Tenant"), with an address at 12300 Charles E. Selecman Drive, Stafford, Texas 77477, Attention: C. Robert Bunch.

         In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

         1. DEMISE OF PREMISES. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (collectively, the "Leased Premises"): (a) the premises described in Exhibit "A" hereto, together with the Appurtenances (collectively, the "Land"); (b) the buildings, structures and other improvements now or hereafter constructed on the Land (collectively, the "Improvements"); and (c) the fixtures, machinery, equipment and other property described in Exhibit "B" hereto (collectively, the "Equipment"). Certain portions of the Leased Premises are currently being subleased to various tenants (the "Existing Tenants") pursuant to various subleases (the "Existing Leases") heretofore entered into between Tenant and the Existing Tenants.

         2. CERTAIN DEFINITIONS.

         "Acquisition Cost" shall mean $21,000,000.

         "Additional Rent" shall mean Additional Rent as defined in Paragraph 7.

         "Affiliate" shall mean when used with respect to a person or entity, any other person or entity (i) which directly or indirectly (through one or more intermediaries) controls, or is controlled by, or is under common control with, such first mentioned person or entity, or (ii) which beneficially owns, holds, or controls five percent (5%) or more of the interest of such first mentioned person or entity. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management policies of a person or entity, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

         "Alterations" shall mean all changes, additions, improvements or repairs to, all alterations, reconstructions, renewals, replacements or removals of, and all substitutions or replacements for, any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary.

         "Appurtenances" shall mean all tenements, hereditaments, easements, rights-of-way, rights, and privileges appurtenant to the Land, including (a) easements over other lands granted by any Easement Agreement and (b) any streets, ways, alleys, vaults, gores or strips of land adjoining the Land.



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         "Assignment" shall mean any assignment of rents and leases from
Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.

         "Basic Rent" shall mean Basic Rent as defined in Paragraph 6.

         "Basic Rent Payment Dates" shall mean the Basic Rent Payment Dates as defined in Paragraph 6.

         "Casualty" shall mean any loss of or damage to any property (including the Leased Premises) included within or related to the Leased Premises.

         "Commencement Date" shall mean Commencement Date as defined in Paragraph 5.

         "Condemnation" shall mean a Taking.

         "Condemnation Notice" shall mean notice or knowledge of the institution of or intention to institute any proceeding for Condemnation.

         "Costs" of a Person or associated with a specified transaction shall mean all reasonable costs and expenses incurred by such Person or associated with such transaction, including without limitation, attorneys' fees and expenses, court costs, brokerage fees, escrow fees, title insurance premiums, mortgage commitment fees, mortgage points, recording fees and transfer taxes, as the circumstances require.

         "Default Rate" shall mean the Default Rate as defined in Paragraph 7(a)(iv).

         "Easement Agreement" shall mean any conditions, covenants, restrictions, easements, declarations, licenses and other agreements listed as Permitted Encumbrances or as may hereafter affect the Leased Premises.

         "Environmental Law" shall mean (i) whenever enacted or promulgated, any applicable federal, state, foreign and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (x) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (y) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of Hazardous Substances, Hazardous Conditions or Hazardous Activities, in each case as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes,



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

without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the Federal Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to
RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the Federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.

         "Environmental Violation" shall mean (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within the Leased Premises, or from the Leased Premises to the environment, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to Landlord, Tenant or Lender, any Federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within the Leased Premises or which extends to any adjoining property in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to any Federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition which could result in any liability, cost or expense to Landlord or Lender or any other owner or occupier of the Leased Premises, or which could result in a creation of a lien on the Leased Premises under any Environmental Law, or (e) any material violation of or noncompliance with any Environmental Law.

         "Equipment" shall mean the Equipment as defined in Paragraph 1.

         "Event of Default" shall mean an Event of Default as defined in Paragraph 22(a).

         "Fair Market Value" shall mean with respect to a determination made in connection with the sale of the Leased Premises, the higher of (A) the fair market value of the Leased Premises as of the Relevant Date as if unaffected and unencumbered by this Lease or (B) the fair market value of the Leased Premises as of the Relevant Date as affected and encumbered by this Lease with the residual value determined on the basis of a "value in use" appraisal.

         "Fair Rental Value" shall mean (solely for the purpose of calculating fair rental value of the Leased Premises during any Renewal Term, as provided in Paragraph 6(b) of this Lease) the rental rate that a ready and willing tenant would pay as of the commencement of such Renewal Term as basic rent for a 5-year term to a ready and willing landlord for leased premises comparable to the Leased Premises in the market area in which the Leased Premises are located, if such property were exposed for lease on the open market for a reasonable period of time, and taking into account all of the purposes for which such property may be used and not just the uses of the Leased Premises permitted under this



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Lease. For all purposes of this Lease, Fair Rental Value shall be determined in accordance with the same procedures specified in Paragraph 29 for the determination of Fair Market Value, except as otherwise provided and that where the term "Fair Market Value" appears in such paragraph it shall be read as "Fair Rental Value" and subparagraphs (b) and (c) of such paragraph shall not apply.

         "Fair Market Value Date" shall mean the date when the Fair Market Value is determined in accordance with Paragraph 29.

         "Federal Funds" shall mean federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

         "Hazardous Activity" means any activity, process, procedure or undertaking which directly or indirectly (i) procures, generates or creates any Hazardous Substance; (ii) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, ground water, watercourses or water systems) (iii) involves the containment or storage of any Hazardous Substance; or (iv) would use the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.

         "Hazardous Condition" means any condition which would support any claim or liability under any Environmental Law, including the presence of underground storage tanks.

         "Hazardous Substance" means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, manmade or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (ii) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead and polychlorinated biphenyls.

         "Impositions" shall mean the Impositions as defined in Paragraph 9(a).

         "Improvements" shall mean the Improvements as defined in Paragraph 1.

         "Indemnitee" shall mean an Indemnitee as defined in Paragraph 15.





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




         "Insurance Requirements" shall mean the requirements of all insurance policies required to be maintained in accordance with this Lease.

         "Land" shall mean Land as defined in Paragraph 1.

         "Law" shall mean any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

         "Lease" shall mean this Lease Agreement.

         "Lease Year" shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.

         "Leased Premises" shall mean the Leased Premises as defined in Paragraph 1.

         "Legal Requirements" shall mean the requirements of all present and future Laws (including but not limited to Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to any of the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Leased Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Leased Premises.

         "Lender" shall mean the lender providing acquisition financing for Landlord's acquisition of the Leased Premises from Tenant, and such lender's successors and assigns, and any other person or entity (and their respective successors and assigns) which may, after the date hereof, make a Loan to Landlord or is the holder of any Note.

         "Letter of Credit" shall mean an irrevocable standby letter of credit issued to Landlord by a financially sound national banking association having assets in excess of $50,000,000,000 and otherwise reasonably acceptable to Landlord, the proceeds of which shall be available to Landlord without the need for Landlord to satisfy any requirements or conditions whatsoever other than delivery of (a) Landlord's sight draft to the issuing institution with reference to the appropriate letter of credit number for the Letter of Credit, as set forth therein and (b) (i) a certificate signed by Landlord certifying that an Event of Default has occurred and is continuing under the Lease, or (ii) a certificate signed by Landlord certifying that Tenant has canceled or terminated the Letter of Credit or failed to renew the Letter of Credit at least thirty
(30) days prior to its stated expiration date. The Letter of Credit shall be valid for an initial period of one (1) year from and after the date of its issuance and, by its express terms, shall provide (i) that its term shall automatically be extended for successive one (1) year periods unless at least thirty (30) days prior to the expiration of the initial one year term or any one year




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

extension (as applicable) the issuer provides Landlord with written notification that it will not be extended, and (ii) that Landlord may assign (whether by way of outright or collateral assignment) all or any portion of its interest in the Letter of Credit to Lender or any other Person (including, without limitation, any Third Party Purchaser).

         "Loan" shall mean any loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and Assignment and evidenced by a Note.

         "Monetary Obligations" shall mean Rent and all other sums properly payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.

         "Mortgage" shall mean any mortgage or deed of trust from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

         "Net Award" shall mean (a) the entire award payable to Landlord or Lender by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Landlord or Lender), (iv), (v) or (vi) of Paragraph 16(a), as the case may be, less any reasonable expenses incurred by Landlord and Lender in collecting such award or proceeds.

         "Note" shall mean any promissory note evidencing Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

         "Partial Casualty" shall mean any Casualty which does not constitute a Termination Event.

         "Partial Condemnation" shall mean any Condemnation which does not constitute a Termination Event.

         "Permitted Encumbrances" shall mean those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit "C" hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).

         "Person" shall mean an individual, partnership, association, corporation or other entity.

         "Prepayment Premium" shall mean any payment (other than a regularly scheduled payment of principal and/or interest which Landlord is required to make under a Note or a Mortgage) by reason of any prepayment by Landlord of any principal due under a Note or Mortgage, and which may be (in lieu of such prepayment premium or prepayment penalty) a "make whole" clause requiring a prepayment premium in an amount determined by Lender to be sufficient to compensate the Lender for the loss of the benefit of its bargain due to a prepayment. Without limiting the foregoing, as used herein, the term "Prepayment Premium" shall include, without limitation, any and all defeasance payments, yield maintenance premiums and other costs, fees, expenses and charges incurred by, or imposed by Lender



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

upon, Landlord of as result of any such prepayment of Loan principal by Landlord. There will be no Prepayment Premium on any prepayment resulting from Casualty or Condemnation.

         "Present Value" of any amount shall mean such amount discounted by a rate per annum which is the higher of (a) the Prime Rate at the time such present value is determined or (b) seven percent (7.0%) per annum.

         "Prime Rate" shall mean the annual interest rate as published, from time to time, in The Wall Street Journal as the "Prime Rate" in its column entitled "Money Rate". The Prime Rate may not be the lowest rate of interest charged by any "large U.S. money center commercial banks" and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the "Prime Rate" as described above, the Prime Rate shall be the average per annum discount rate (the "Discount Rate") on ninety-one (91) day bills ("Treasury Bills") issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to 91 days.

         "Relevant Amount" shall mean the Termination Amount.

         "Relevant Date" shall mean (a) the date immediately prior to the date on which the applicable Condemnation Notice is received, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Taking, (b) the date immediately prior to the date on which the applicable Casualty occurs, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Casualty, or (c) the date when Fair Market Value is re-determined, in the event of a re-determination of Fair Market Value pursuant to Paragraph 20(c).

         "Renewal Term" shall mean Renewal Term as defined in Paragraph 5.

         "Rent" shall mean, collectively, Basic Rent and Additional Rent.

         "Site Assessment" shall mean a Site Assessment as defined in Paragraph 10(c).

         "State" shall mean the State of Texas.

         "Surviving Obligations" shall mean any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms

         "Taking" shall mean (a) any taking or damaging of all or a portion of any of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means, or
(b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual



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physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Leased
Premises.

         "Term" shall mean the Term as defined in Paragraph 5.

         "Termination Amount" shall mean the Fair Market Value.

         "Termination Date" shall mean Termination Date as defined in Paragraph 18.

         "Termination Event" shall mean a Termination Event as defined in Paragraph 18.

         "Termination Notice" shall mean Termination Notice as defined in Paragraph 18(a).

         "Third Party Purchaser" shall have the meaning ascribed to such term in Paragraph 21(g).

         3. TITLE AND CONDITION.

                  (a) The Leased Premises are demised and let subject only to
(i) the Mortgage and Assignment presently in effect (including, without limitation, any Mortgage, Assignment and related documents entered into contemporaneously herewith in connection with Landlord's acquisition of the Leased Premises), (ii) the rights of any Persons in possession of the Leased Premises, (iii) the existing state of title of any of the Leased Premises, including any Permitted Encumbrances, (iv) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (v) all Legal Requirements, including any existing violation of any thereof, and (vi) the condition of the Leased Premises as of the commencement of the Term, without representation or warranty by Landlord.

                  (b) Tenant acknowledges that the Leased Premises is in good condition and repair at the inception of this Lease. LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD'S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY,
(xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY, (v) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, HAZARDOUS CONDITION OR HAZARDOUS ACTIVITY OR (xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES IS OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAS BEEN INSPECTED BY TENANT




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AND IS SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF
THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

                  (c) Tenant acknowledges to Landlord that Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for the purposes contemplated hereby. Tenant acknowledges that (i) Landlord holds fee simple title to the Leased Premises and that Tenant has only the leasehold right of possession and use of the Leased Premises as provided herein, and (ii) Tenant either acquired or constructed the Leased Premises and has occupied the Leased Premises for a number of years and is familiar and satisfied with its condition.

                  (d) Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, all assignable warranties, guaranties, indemnities and similar rights (collectively, "Warranties") which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises. Such assignment shall remain in effect until the expiration or earlier termination of this Lease, whereupon such assignment shall cease and all Warranties shall automatically revert to Landlord. Tenant shall enforce the Warranties in accordance with their respective terms.

         4. USE OF LEASED PREMISES, QUIET ENJOYMENT.

                  (a) Tenant may occupy and use the Leased Premises for general business office purposes and uses ancillary thereto, for manufacturing, testing, assembly, storage and shipping of goods and for any other lawful purpose with the prior written consent of Landlord which consent shall not be unreasonably withheld or delayed. Tenant shall not knowingly use or occupy or permit any of the Leased Premises to be used or occupied, nor knowingly do or permit anything to be done in or on any of the Leased Premises, in a manner which would (i) violate any Law or Legal Requirement, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it impossible to obtain any such insurance at commercially reasonable rates, (iii) make void or voidable, cancel or cause to be canceled or release any Warranty that would have a material adverse effect on the value of Landlord's interest in the Leased Premises, (iv) cause structural injury to any of the Improvements or (v) constitute a public or private nuisance or waste.

                  (b) Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord with respect to matters that arise after the date hereof, provided that Landlord or its agents may enter upon and examine any of the Leased Premises at such reasonable times as Landlord may select and upon at least 48 hours notice to Tenant

(except in the case of an emergency, in which case only reasonable notice shall be required) for the purpose of inspecting the Leased Premises, verifying compliance or noncompliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing the Leased Premises to prospective Lenders and purchasers and taking such other action with respect to the Leased Premises as is permitted by any provision hereof; provided that such entry and examination shall not unreasonably interfere with Tenant's or any subtenant's operations and shall be subject to any safety or other rules and regulations of Tenant.

         5. TERM.

                  (a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (the "Initial Term") commencing on the date hereof (the "Commencement Date") and ending on the last day of the one hundred forty-fourth (144th) consecutive full calendar month following the date hereof (the "Expiration Date"). The Initial Term and any Renewal Terms properly exercised in accordance with the provisions of sub-paragraph (b) of this Paragraph 5 are collectively herein referred to as the "Term".

                  (b) Provided that if, on or prior to the Expiration Date or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provision hereof, then on the Expiration Date and on the fifth (5th), tenth (10th) and fifteenth (15th) anniversaries of the Expiration Date (the Expiration Date and such anniversaries being a "Renewal Date"), the Term may be extended for three (3) subsequent additional periods of five (5) years each, with twelve (12) months prior written notice by Tenant to Landlord before each Renewal Date, as applicable. Any such extension of the Term is herein referred to as a "Renewal Term" and shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified.

                  (c) If Tenant fails to exercise its option to extend or further extend the Term, or if an Event of Default occurs, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last year of the Term, to (i) advertise the availability of the Leased Premises for sale or reletting and to erect upon the Leased Premises signs indicating such availability and (ii) show the Leased Premises to prospective purchasers or tenants or their agents at such reasonable times as Landlord may select.

         6. BASIC RENT.

                  (a) Initial Term. Tenant shall pay to Landlord, as base annual rent for the Leased Premises ("Basic Rent") in accordance to the schedule attached hereto as Exhibit "D" and made a part hereof for all purposes. Basic Rent shall be payable in twelve equal monthly installments in the amount of one-twelfth (1/12) of the annual Basic Rent for the Lease Year in which they apply, and each such monthly installment shall be due and payable monthly in advance on or before the twenty-fifth (25th) day of the immediately preceding month to which it pertains (each such day being a "Basic Rent Payment Date"). Pro rata Basic Rent for the period from the date hereof through the last day of the month hereof shall be paid on the date hereof. Should Tenant vacate more than fifty percent (50%) of the Leased Premises for more than 365 consecutive days during the last four
(4) years of the Term, or during any Renewal Term, then Tenant shall pay Basic Rent from that point forward equaling the Basic Rent otherwise due multiplied by 1.2.

                  (b) Renewal Terms. Annual Basic Rent for each Renewal Term shall be ninety-five percent (95%) of the Fair Rental Value (on an annualized basis) of the Leased Premises.

                  (c) Payment Terms. Until such time as Landlord provides Tenant with written instructions to the contrary given at least fifteen (15) days in advance of the first rental payment to which they apply, Tenant shall make all payments of Basic Rent in cash, by certified funds or by wire transfer of immediately available funds in United States Dollars, to Landlord (or Lender, as applicable) as follows:

                  Bank: Bank of America
                  ABA #: 111000025
                  Account Number: 004792802114
                  Account Name: "NL Ventures III Stafford, L.P. Clearing Account as mortgagor for the benefit of Morgan Guaranty Trust Company of New York as mortgagee"
                  Bank contact: Keith Price @ 214-559-6308
                  Bank of America
                  5500 Preston Road, Suite B
                  Dallas, TX 75205-1653

         7. ADDITIONAL RENT.

                  (a) Tenant shall pay and discharge, as additional rent (collectively, "Additional Rent"):

                           (i) except as otherwise specifically provided herein,
all reasonable costs and expenses of Tenant, Landlord and any other Persons specifically referenced herein which are incurred in connection or associated with (A) the ownership, use, non-use, occupancy, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of any of the Leased Premises, including, but not limited to third party management fees whether said property manager is appointed by Landlord or Lender (provided that Landlord and Lender shall only have the right to appoint such manager following and during the continuance of an Event of Default), (B) the performance of any of Tenant's obligations under this Lease, (C) any sale or other transfer of any of the Leased Premises to Tenant under this Lease, (D) any Condemnation proceedings, (E) the adjustment, settlement or compromise of any insurance claims involving or arising from any of the Leased Premises, (F) the prosecution, defense or settlement of any litigation involving or arising from any of the Leased Premises, this Lease, or the sale of the Leased Premises to Landlord, (G) the exercise or enforcement by Landlord, its successors and assigns, of any of its rights under this Lease, (H) any amendment to or modification or termination of this Lease made at the request of Tenant, (I) Costs of Landlord's counsel incurred in connection with any act undertaken by Landlord (or its counsel) at the request of Tenant, or incurred in connection with any act of Landlord performed on behalf of Tenant and (J) any other items specifically required to be paid by Tenant under this Lease;

                           (ii) if all or any portion of any installment of
Basic Rent remains due and not paid after the date such amounts are due taking into consideration any applicable cure periods, an amount equal to five percent (5%) of the amount of such unpaid installment or portion thereof;

                           (iii) a sum equal to any additional sums (including
any late charge, default penalties, interest and fees of Lender's counsel) which are payable by Landlord to any Lender under any Note by reason of Tenant's late payment or non-payment of Basic Rent or by reason of an Event of Default; and

                           (iv) interest at the rate (the "Default Rate") of
four percent (4%) over the Prime Rate per annum on the following sums until paid in full: (A) all overdue installments of Basic Rent from the respective due dates thereof taking into consideration any applicable cure periods, (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant from the date of payment thereof by Landlord taking into consideration any applicable cure periods, and (C) all other overdue amounts of Additional Rent, from the date when any such amount becomes overdue taking into consideration any applicable cure periods.

                  (b) Tenant shall pay and discharge (i) any properly payable Additional Rent referred to in Paragraph 7(a)(i) when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within fifteen (15) days after Landlord's demand for payment thereof, and (ii) any other properly payable Additional Rent, within fifteen (15) days after Landlord's demand for payment thereof.

                  (c) In no event shall amounts payable under Paragraph 7(a)(ii), (iii) and (iv) exceed the maximum amount permitted by applicable Law.

         8. NET LEASE, NON-TERMINABILITY.

                  (a) This is a net lease and all Monetary Obligations shall be paid without notice or demand and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a "Set-Off'").

                  (b) Except as otherwise expressly provided herein, this Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason, including the following: (i) any damage to or theft, loss or destruction of any of the Leased Premises, provided the Net Award, if any, is made available to tenant for repair or restoration, (ii) any Condemnation, (iii) any default on the part of Landlord hereunder or under any Note, Mortgage, Assignment or any other agreement, (iv) any latent or other defect in any of the Leased Premises, (v) the breach of any warranty of any seller or manufacturer of any of the Equipment, (vi) any violation of any provision of this Lease by Landlord (other than Paragraph 4(b)), (vii) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution or winding-up of, or other proceeding affecting Landlord, (viii) the exercise of any remedy, including foreclosure, under any

Mortgage or Assignment, (ix) any action with respect to this Lease (other than the disaffirmance hereof) which may be taken by Landlord, any trustee, receiver or liquidator of Landlord or any court under the Federal Bankruptcy Code or otherwise, (x) any interference with Tenant's use of the Leased Premises other than by Landlord or Lender, (xii) market or economic changes, or (xiii) any other cause, whether similar or dissimilar to the foregoing, any present or future Law to the contrary notwithstanding.

                  (c) The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. The obligation to pay Rent or amounts equal thereto shall not be affected by any collection of rents by any governmental body pursuant to a tax lien or otherwise resulting from Tenant's actions or omissions, even though such obligation results in a double payment of Rent. All Rent payable by Tenant hereunder shall constitute "rent" for all purposes (including Section 502(b)(6) of the Federal Bankruptcy Code).

                  (d) Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law
(i) to quit, terminate or surrender this Lease or any of the Leased Premises, or
(ii) to any Set-Off of any Monetary Obligations.

         9. PAYMENT OF IMPOSITIONS.

                  (a) Tenant shall, before interest or penalties are due thereon, pay and discharge all taxes (including real and personal property, franchise, sales and rent taxes), all charges for any easement or agreement maintained for the benefit of any of the Leased Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to any of the Leased Premises, all ground rents and all other public charges whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed against (i) Tenant, (ii) Tenant's leasehold interest in the Leased Premises,
(iii) any of the Leased Premises, (iv) Landlord as a result of or arising in respect of the acquisition, ownership, occupancy, leasing, use, possession or sale of any of the Leased Premises, any activity conducted on any of the Leased Premises, or the Rent, or (v) any Lender by reason of any Note, Mortgage, Assignment or other document evidencing or securing a loan and which (as to this clause (v)) is normal and customary in the State and Landlord has agreed to pay (collectively, the "Impositions"); provided, that nothing herein shall obligate Tenant to pay (A) income, excess profits or other taxes to Landlord (or Lender) which are determined on the basis of Landlord's (or Lender's) net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge), (B) any estate, inheritance, succession, gift, franchise or similar tax imposed on Landlord, or (C) any capital gains tax imposed on Landlord, in connection with the sale of the Leased Premises to any Person. If any Imposition may be paid in installments without interest or penalty, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the

Impositions. Tenant shall deliver to Landlord (1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within ten (10) days after Tenant's receipt thereof, (2) receipts for payment of all taxes required to be paid by Tenant hereunder within thirty (30) days after the due date thereof, and (3) receipts for payment of all other Impositions within ten (10) days after Landlord's request therefor.

                  (b) Landlord shall have the right at any time following the occurrence of (i) an Event of Default and until such Event of Default is cured,
(ii) Tenant's failure to pay the real estate taxes or the insurance premiums timely or to provide evidence of such payment to both Landlord and Lender within thirty (30) days following the date such payment was due, or (iii) Tenant's breach of Tenant's Financial Covenants which requires Tenant to obtain the Letter of Credit, to require Tenant to pay to Landlord an additional monthly sum (each an "Escrow Payment") sufficient to pay the Escrow Charges (as hereinafter defined) as they become due. As used herein, "Escrow Charges" shall mean real estate taxes on the Leased Premises or payments in lieu thereof and premiums on insurance required by this Lease. Landlord shall reasonably determine the amount of the Escrow and of each Escrow Payment, unless the Escrow is required by Lender, in which case the amount of the Escrow shall be as reasonably required by Lender. As long as the Escrow Payments are being held by Landlord, the Escrow Payments shall not be commingled with other funds of Landlord or other Persons and interest thereon shall accrue for the benefit of Tenant from the date such monies are received and invested until the date such monies are disbursed to pay Escrow Charges. Landlord shall apply the Escrow Payments to the payment of the Escrow Charges in such order or priority as Landlord (or Lender, as applicable) shall determine or as required by law. If at any time the Escrow Payments theretofore paid to Landlord shall be insufficient for the payment of the Escrow Charges, Tenant, within ten (10) days after Landlord's demand therefor, shall pay the amount of the deficiency to Landlord.

         10. COMPLIANCE WITH LAWS AND EASEMENT AGREEMENTS; ENVIRONMENTAL
MATTERS.

                  (a) Tenant shall, at its expense, use reasonable commercial efforts to comply with and conform to, and cause the Leased Premises and any other Person occupying any part of the Leased Premises to comply with and conform to, all Insurance Requirements and Legal Requirements (including all applicable Environmental Laws). Tenant shall use reasonable commercial efforts not to (i) cause, permit or suffer to occur any Environmental Violation or (ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation and, at the request of Landlord or Lender, Tenant shall promptly remediate or undertake any other appropriate response action to correct any existing Environmental Violation.

                  (b) Tenant, at its sole cost and expense, will at all times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder. Tenant will not itself modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, the prior written consent of Landlord, which consent will not be unreasonably withheld.

                  (c) If required by any Lender, prospective Lender or purchaser or if an Event of Default exists, if Landlord has reasonable cause to believe that an Environmental Violation exists or upon any assignment of Tenant's interest in this Lease and upon prior written notice from Landlord, Tenant shall permit such persons as Landlord may designate ("Site Reviewers") to visit the Leased Premises and perform environmental site investigations and assessments ("Site Assessments") on the Leased Premises for the purpose of determining whether there exists on the Leased Premises any Environmental Violation or any condition which could result in any Environmental Violation. Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the reasonable opinion of the Site Reviewers, to conduct the Site Assessments. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers in Tenant's possession or control to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing and reporting Site Assessments shall be paid by Landlord.

                  (d) If an Environmental Violation occurs or is found to exist and, in Landlord's reasonable judgment, the cost of remediation of, or other response action with respect to, the same is likely to exceed $250,000, Tenant shall provide to Landlord, within ten (10) days after Landlord's request therefor, adequate financial assurances that Tenant will effect such remediation in accordance with applicable Environmental Laws. Such financial assurances shall be a bond or letter of credit reasonably satisfactory to Landlord in form and substance and in an amount equal to or greater than Landlord's reasonable estimate, based upon a Site Assessment performed pursuant to Paragraph 10(c), of the anticipated cost of such remedial action.

                  (e) Notwithstanding any other provision of this Lease, if an Environmental Violation occurs or is found to exist and the Term would otherwise terminate or expire and after good faith efforts by Landlord, Landlord is unable to relet the Leased Premises at a commercially reasonable rental rate, then, at the option of Landlord, the Term shall be automatically extended beyond the date of termination or expiration and this Lease shall remain in full force and effect beyond such date until the earlier to occur of (i) the completion of all remedial action in accordance with applicable Environmental Laws, (ii) the date specified in a written notice from Landlord to Tenant terminating this Lease, or
(iii) the expiration of two (2) years.

                  (f) If Tenant fails to commence correction of, within a reasonable time of notice thereof, and to continue such corrective actions diligently, in good faith and without interruption until complete, any Environmental Violation which occurs or is found to exist, Landlord shall have the right (but no obligation) to take any and all actions as Landlord shall reasonably deem necessary or advisable in order to cure such Environmental Violation.

                  (g) Tenant shall notify Landlord promptly after becoming aware of any material Environmental Violation (or alleged Environmental Violation) or noncompliance with any of the covenants contained in this Paragraph 10 and shall forward to Landlord promptly upon receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.

                  (h) All future leases, subleases or concession agreements relating to the Leased Premises entered into by Tenant shall contain covenants of the other party not to knowingly at any time (i) cause any Environmental Violation to occur or (ii) permit any Person occupying the Leased Premises through said subtenant or concessionaire to knowingly cause any Environmental Violation to occur.

         11. LIENS; RECORDING.

                  (a) Subject to the provisions of Paragraph 14 of this Lease, Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly (within sixty (60) days) discharge or remove any lien, levy or encumbrance on any of the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage or Assignment, the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS' OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES, OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE LEASED PREMISES. LANDLORD MAY AT ANY TIME, AND AT LANDLORD'S REQUEST TENANT SHALL PROMPTLY, POST ANY NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.

                  (b) Tenant shall execute, deliver and record, file or register (collectively, "record") all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in the Leased Premises, and shall cause a memorandum of this Lease (or, if such a memorandum cannot be recorded, this Lease), and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.

         12. MAINTENANCE AND REPAIR.

                  (a) Tenant shall at all times maintain the Leased Premises in good repair and appearance and fit to be used for their intended use in accordance with the practices generally recognized as then acceptable by other companies in its industry and, in the case of the Equipment, in as good mechanical condition as it was on the later of the date hereof or the date of its installation, except for ordinary wear and tear. Tenant shall take every other action reasonably necessary or appropriate for the preservation and safety of the Leased Premises. Tenant shall promptly make all Alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Paragraph 12(a). Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain any of the Leased Premises in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13.

                  (b) If any Improvement, now or hereafter constructed, shall
(i) encroach upon any setback or any property, street or right-of-way adjoining the Leased Premises, (ii) violate the provisions of any restrictive covenant affecting the Leased Premises, (iii) hinder or obstruct any easement or right-of-way to which any of the Leased Premises is subject, or (iv) impair the rights of others in, to or under any of the foregoing, Tenant shall, promptly after receiving notice or otherwise acquiring knowledge thereof, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be reasonably necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.

         13. ALTERATIONS AND IMPROVEMENTS.

                  (a) Unless and only to the extent otherwise provided in any Mortgage or Assignment, Tenant shall have the right, without having obtained the prior written consent of Landlord and Lender and provided that no Event of Default then exists, to make (i) Alterations or a series of related Alterations that, as to any such Alterations or series of related Alterations, do not cost in excess of $250,000, and (ii) to install accessions to the Equipment or new Equipment of the same type, so long as at the time of construction or installation of any such Equipment or Alterations no Event of Default exists and the value and utility of the Leased Premises is not diminished thereby. If the cost of any of the above-described Alterations, or series of related Alterations, is in excess of $250,000, the prior written approval of Landlord and Lender shall be required, such approval not to be unreasonably withheld or delayed. Notwithstanding any provision hereof to the contrary, Tenant shall have the right, without the consent of Landlord or Lender, to remodel, reconfigure, alter and improve any interior improvements, fixtures, finishes and equipment, provided such Alterations do not materially diminish the value of the Leased Premises. If Tenant determines the need for the construction of additional buildings on the Leased Premises or a major expansion of the Improvements (as defined in Paragraph 1), then Tenant shall present its needs and expansion plans to the Landlord. Should Landlord agree to fund the construction of any additional buildings or major expansion as requested by Tenant then upon completion of construction this Lease will be amended to incorporate the additional buildings or major expansion into the definition of Leased Premises, Rent shall be adjusted upon commercially reasonable terms agreeable to both Landlord and Tenant, and any other terms of this Lease necessary to set forth the Tenant's right to use, possess and occupy the additional buildings or major expansion upon the same terms and conditions as Tenant currently enjoys as to the Leased Premises under this Lease shall be added. Should Landlord, however, refuse to fund the construction of any additional buildings or major expansion, then Tenant shall have the right, but not the obligation, to fund the construction of any additional buildings or major expansion, so long as at the time of construction of any such additional buildings or major expansion no Event of Default exists and the value and utility of the Leased Premises is not diminished thereby. Should Tenant choose to fund the construction then Tenant shall adhere to all requirements as set forth in Paragraph 13(b) and upon completion of the construction the Lease will be amended as contemplated above, save for and except, Base Rent will not be increased.

                  (b) If Tenant makes any Alterations pursuant to this Paragraph 13 or as required by Paragraph 12 or 17, or constructs any additional buildings or major expansion (such Alterations and actions being hereinafter collectively referred to as "Work"), whether or not Landlord's consent is required, then (i) the market value of the Leased Premises shall not be lessened by any such Work or its usefulness impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements, (iv) all such Work shall comply with the Insurance Requirements, (v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall have a value and useful life equal to the greater of (A) the value and useful life on the date hereof of the Equipment being replaced or (B) the value and useful life of the Equipment being replaced immediately prior to the occurrence of the event which required its replacement, (vi) subject to the provisions of Paragraph 14 of this Lease, Tenant shall promptly discharge or remove all liens filed against any of the Leased Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, and
(ix) Tenant shall comply, to the extent requested by Landlord or required by this Lease, with the provisions of Paragraph 19(a), whether or not such work involves restoration of the Leased Premises.

         14. PERMITTED CONTESTS.

                  Notwithstanding any other provision of this Lease, Tenant shall not be required to (a) pay any Imposition, (b) discharge or remove any lien referred to in Paragraph 11 or 13 or (c) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12(b) (such non-compliance with the terms hereof being hereinafter referred to collectively as "Permitted Violations"), so long as at the time of such contest no Event of Default exists and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord's liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of any of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any interference with the use or occupancy of any of the Leased Premises, (iv) any interference with the payment of any Rent, or (v) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied. Tenant shall provide Landlord security which is satisfactory, in Landlord's reasonable judgment, to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith. While any proceedings which comply with the requirements of this Paragraph 14 are pending and the required security is held by Landlord, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by law to correct such Permitted Violation and Tenant's contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any civil or criminal liability.

         15. INDEMNIFICATION.

                  (a) Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord, Lender and all other Persons described in clauses (i) through (iv) of Paragraph 30 of this Lease (each an "Indemnitee") from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including reasonable attorneys' fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, negligence or any other theory of recovery at law or in equity (unless caused by the gross negligence or willful misconduct of any Indemnitee) arising or occurring during the Term and arising from (i) any matter pertaining to the acquisition (or the negotiations leading thereto), ownership, use, non-use, occupancy, operation, condition, design, construction, maintenance, repair or restoration of the Leased Premises, (ii) any Casualty in any manner arising from the Leased Premises, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said Casualty or injury or death to any Person, (iii) any violation by Tenant of any provision of this Lease, any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance or any encumbrance Tenant consented to or the Mortgage or Assignment, or (iv) any alleged, threatened or actual Environmental Violation, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or cleanup, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws, and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity. TENANT UNDERSTANDS AND AGREES THAT THE FOREGOING INDEMNIFICATION OBLIGATIONS OF TENANT ARE EXPRESSLY INTENDED TO AND SHALL INURE TO THE BENEFIT OF THE INDEMNITEES EVEN IF SOME OR ALL OF THE MATTERS FOR WHICH SUCH INDEMNIFICATION IS PROVIDED ARE CAUSED OR ALLEGED TO HAVE BEEN CAUSED BY THE SOLE SIMPLE, JOINT OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE INDEMNITEES, BUT NOT TO THE EXTENT CAUSED BY THE INDEMNITEES' GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT TENANT SHALL IN NO EVENT BE LIABLE FOR ANY CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES ARISING FROM THE ACTS OR OMISSIONS OF ANY INDEMNITEE.

                  (b) In case any action or proceeding is brought against any Indemnitee by reason of any such claim, (i) Tenant may, except in the event of a conflict of interest or a dispute between Tenant and any such Indemnitee or during the continuance of an Event of Default, retain its own counsel and defend such action (it being understood that Landlord may, at its own cost, employ counsel of its choice to monitor the defense of any such action), and (ii) such Indemnitee shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee, and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested so to do by Tenant. In the event of a conflict of interest or dispute or during the continuance of an Event of Default, Landlord shall have the right to select counsel, and the cost of such counsel shall be paid by Tenant. The parties acknowledge that, with respect to claims for which insurance is available, the rights of the parties to select counsel for the defense of such claims shall be subject to such approval rights as the insurance company providing coverage may have.

                  (c) The obligations of Tenant under this Paragraph 15 shall survive any termination, expiration, rejection in bankruptcy, or assumption in bankruptcy of this Lease.

         16. INSURANCE.

                  (a) Tenant shall maintain the following insurance on or in connection with the Leased Premises:

                           (i) Insurance against physical loss or damage to the
Improvements and Equipment as provided under a standard "All Risk" property policy, covering, at a minimum, loss or damage by water, fire, vandalism, riot, malicious mischief, burglary, theft and flood (if the Leased Premises is in a flood zone) in amounts not less than the actual replacement cost of the building, Improvements and Equipment. Such policies shall contain Replacement Cost and Agreed Amount Endorsements, without deduction for depreciation, and shall contain deductibles of not more than $10,000 per occurrence; provided, however, for so long as no Event of Default exists and Tenant has not been required to obtain the Letter of Credit, the maximum amount of such deductible shall be $50,000.00. Also, if the rebuildability of the Improvements is restricted for any reason, a Law & Ordinance endorsement to the policies is required providing coverage that is usual and customary for properties of this type. In addition, should Tenant's premium increase by more than ten percent (10%) from the immediately preceding year and such increase is not the result of Tenant's intentional actions or intentional omissions, other than intentional acts or omissions that are part of Tenant's loss history, then, for so long as no Event of Default exists and Tenant has not been required to obtain the Letter of Credit, Tenant shall have the right to request and Landlord shall be obligated to agree to an increase in the maximum deductible to a level that will decrease the premium to an amount equal to 110% of the premium for the immediately preceding year.

                           (ii) Commercial General Liability Insurance and
Business Automobile Liability Insurance (including Non-Owned and Hired Automobile Liability) against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $5,000,000 per occurrence/annual aggregate. Commercial General Liability Insurance shall include broad form property damage coverage, blanket contractual coverage (including, coverage for Tenant's contractual indemnification obligations hereunder), and all other coverage extensions that are usual and customary for properties of this size and type. No deductible greater than $10,000 per occurrence is permissible on liability coverage. In addition, should Tenant's premium increase by more than ten percent (10%) from the immediately preceding year and such increase is not the result of Tenant's intentional actions or intentional omissions, other than intentional acts or omissions that are part of Tenant's loss history, then, for so long as no Event of Default exists and Tenant has not been required to obtain the Letter of Credit, Tenant shall have the right to request and Landlord shall be obligated to agree to an increase in the maximum deductible to a level that will decrease the premium to an amount equal to 110% of the premium for the immediately preceding year.

                           (iii) Workers' compensation insurance covering all
persons employed by Tenant in connection with any work done on or about any of the Leased Premises for which claims for death, disease or bodily injury may be asserted. In lieu of such Workers' Compensation Insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the State or domicile, may be substituted.

                           (iv) Comprehensive Boiler and Machinery Insurance on
any of the Equipment or any other equipment on or in the Leased Premises, in an amount equal to full replacement cost per accident for damage to property. Such policies shall include at least $1,000,000 per accident for Off-Premises Service Interruption and at least $250,000 per accident for Expediting Expenses, Ammonia Contamination, and Hazardous Materials Clean-Up Expense, and may contain a deductible not to exceed $25,000. In addition, should Tenant's premium increase by more than ten percent (10%) from the immediately preceding year and such increase is not the result of Tenant's intentional actions or intentional omissions, other than intentional acts or omissions that are part of Tenant's loss history, then, for so long as no Event of Default exists and Tenant has not been required to obtain the Letter of Credit, Tenant shall have the right to request and Landlord shall be obligated to agree to an increase in the maximum deductible to a level that will decrease the premium to an amount equal to 110% of the premium for the immediately preceding year.

                           (v) Business Income/Extra Expense Insurance covering
Landlord's losses of income and rents derived from the Leased Premises at limits sufficient to cover 100% of the period of indemnity not less than twelve (12) months from time of loss. Such insurance shall name Landlord as loss payee solely with respect to Rent payable to or for the benefit of Landlord as its interest appears under this Lease and said coverage must be reviewed annually and adjusted to reflect then current rent levels.

                           (vi) During any period in which substantial
Alterations at the Leased Premises are being undertaken, builder's risk insurance covering the total completed value including any "soft costs" with respect to the Improvements being altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials finished in connection with such construction or repair of Improvements or Equipment, together with such "soft cost" endorsements and such other endorsements as Landlord may reasonably require and general liability, worker's compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired.

                           (vii) Such other coverage as Lender may reasonably
require.

                  (b) The insurance required by Paragraph 16(a) shall be written by companies which are rated at least "AA" by Standard & Poor's or have a Best's rating of "A/A-:VIII" or above and are admitted in, and approved to write insurance policies by, the State Insurance Department for the State. The insurance policies shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. The insurance referred to in Paragraphs 16(a)(i), 16(a)(iv) and 16(a)(vi) shall name Landlord as an additional insured as its interests may appear and Lender as loss payee and Tenant as its interest may appear. The insurance referred to in Paragraph 16(a)(ii) shall name Landlord and Lender as additional insureds, and the insurance referred to in Paragraph 16(a)(v) shall name Landlord as insured and Lender and Landlord as loss payee, as their interests may appear. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure of any insurer, or Tenant shall immediately obtain new or additional insurance which meets the requirements of this Paragraph 16.

                  (c) Each insurance policy referred to in clauses (i), (iv),
(v) and (vi) of Paragraph 16(a) shall contain standard non-contributory mortgagee clauses in favor of and acceptable to Lender. Each policy required by any provision of Paragraph 16(a), except clause (iii) thereof, shall provide that it may not be canceled substantially modified or allowed to lapse on any renewal date except after thirty (30) days' prior notice to Landlord and Lender. Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of any of the Leased Premises for purposes more hazardous than those permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Mortgage, Note, Assignment or other document evidencing or securing the Loan upon the happening of an event of default therein, or (iv) any change in title to or ownership of any of the Leased Premises.

                  (d) Tenant shall (i) pay as they become due all premiums for the insurance required by Paragraph 16(a), (ii) renew or replace each policy and deliver to Landlord evidence of the payment of the full premium therefor or installment then due at least ten (10) days prior to the expiration date of such policy, and (iii) promptly deliver to Landlord all original certificates of insurance.

                  (e) Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a "blanket" or umbrella policy or policies covering other properties or liabilities of Tenant, provided that such "blanket" or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16, including the identification of the Leased Premises with an adequately assigned coverage amount and the naming of Lender, its successors and assigns, as a loss payee under a standard mortgagee clause, and provided further that Tenant shall provide to Landlord and Lender, a Statement of Values which shall be reviewed annually and amended as necessary based on Replacement Cost Valuations. The original or a certified copy of each such "blanket" or umbrella policy shall promptly be delivered to Landlord.

                  (f) Tenant shall promptly comply with and conform to (i) all provisions of each insurance policy required by this Paragraph 16, and (ii) all requirements of the insurers thereunder applicable to Landlord, Tenant or any of the Leased Premises or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Leased Premises, even if such compliance necessitates Alterations or results in interference with the use or enjoyment of any of the Leased Premises.

                  (g) Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty from that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as named insureds, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord the original policies thereof.

                  (h) All policies shall contain effective waivers by the carrier against all claims for insurance premiums against Landlord and shall contain full waivers of subrogation against the Landlord.

                  (i) All proceeds of any insurance required under Paragraph 16(a) shall be payable as follows:

                           (1) Proceeds payable under clauses (ii), (iii) and
(iv) of Paragraph 16(a) and proceeds attributable to the general liabilities coverage of Builder's Risk insurance under clause (vi) of Paragraph 16(a) shall be payable to the Person entitled to receive such proceeds.

                           (2) Proceeds of insurance required under clauses (i)
and (v) of Paragraph 16(a) and proceeds attributable to Builder's Risk insurance (other than its general liability coverage provisions) under clause (vi) of Paragraph 16(a) shall be payable to Landlord, unless otherwise set forth in this Lease, (or Lender, if applicable) and applied as set forth in Paragraph 17. Tenant shall apply the Net Award to restoration of the Leased Premises in accordance with the applicable provisions of this Lease.

         17. CASUALTY AND CONDEMNATION.

                  (a) If any Casualty to the Leased Premises occurs, Tenant shall give Landlord and Lender prompt notice thereof. So long as no Event of Default exists Tenant is hereby authorized to negotiate, collect, settle and compromise in good faith all claims less than $250,000.00, without Landlord's or Lender's prior consent, under any of the insurance policies required by Paragraph 16(a) (except public liability insurance claims payable to a Person other than Tenant, Landlord or Lender) and to execute and deliver on behalf of Landlord all necessary proofs of loss, receipts, vouchers and releases required by the insurers and Landlord shall have the right to join with Tenant therein. Any final adjustment, settlement or compromise of any such claim greater than or equal to $250,000.00 shall be subject, however, to the prior written consent of Landlord, and, if Landlord does not reasonably consent, Landlord shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. Landlord's consent shall not be unreasonably withheld, and shall be deemed given, if such consent is not forthcoming within ten (10) business days after Landlord's receipt of Tenant's written request for approval. If an Event of Default exists, Tenant shall not be entitled to adjust, collect or compromise any such claim or to participate with Landlord in any adjustment, collection and compromise of the Net Award payable in connection with a Casualty. Tenant agrees to sign, upon the request of Landlord, all such proofs of loss, receipts, vouchers and releases. Each insurer is hereby authorized and directed to make payment under said policies, including return of unearned premiums, directly to Landlord or, if required by the Mortgage, to Lender instead of to Landlord and Tenant jointly, and Tenant hereby appoints each of Landlord and Lender as Tenant's attorneys-in-fact to endorse any draft therefor. The rights of Landlord under this Paragraph 17(a) shall be extended to Lender if and to the extent that any Mortgage so provides.

                  (b) Tenant, promptly upon receiving a Condemnation Notice, shall notify Landlord and Lender thereof. So long as no Event of Default exists, Tenant is authorized to negotiate, collect, settle and compromise in good faith all Net Awards less than $250,000.00, without Landlord's or Lender's prior consent, and Landlord shall have the right to join with Tenant therein. Any final agreement with any condemnor in settlement or under threat of any Condemnation regarding any such Net Award greater than or equal to $250,000.00 shall be subject, however, to the prior written consent of Landlord, and, if Landlord does not reasonably consent, Landlord shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. Landlord's consent shall not be unreasonably withheld, and shall be deemed given, if such consent is not forthcoming within ten (10) business days after Landlord's receipt of Tenant's written request for approval. If an Event of Default exists, Landlord shall be authorized to collect, settle and compromise the amount of any Net Award and Tenant shall not be entitled to participate with Landlord in any Condemnation proceeding or negotiations under threat thereof or to contest the Condemnation or the amount of the Net Award therefor. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant's leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant's right to any award or payment on account of Tenant's trade fixtures, equipment or other tangible property which is not part of the Equipment, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor, and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord's fee interest in the Leased Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant's leasehold interest hereunder. The rights of Landlord under this Paragraph 17(b) shall also be extended to Lender if and to the extent that any Mortgage so provides.

                  (c) If any Partial Casualty (whether or not insured against) or Partial Condemnation shall occur, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations save for a pro rata reduction in Rent not to exceed the amount of insurance proceeds paid to Landlord from insurance for loss of income and rents derived from the Leased Premises. Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Paragraph 12(a), shall commence and diligently continue to restore the Leased Premises as nearly as possible to their value, condition and character immediately prior to such event (assuming the Leased

Premises to have been in condition required by this Lease). So long as no Event of Default exists, any Net Award up to and including $250,000 shall be promptly paid by Landlord to Tenant and Tenant shall restore the Leased Premises in accordance with the requirements of Paragraph 13(b) of this Lease. Any Net Award in excess of $250,000 shall (unless such Casualty resulting in the Net Award is a Termination Event) be made available by Landlord (or Lender, if required by the terms of any Mortgage) to Tenant for the restoration of any of the Leased Premises pursuant to and in accordance with the provisions of Paragraph 19 hereof. If any Casualty or Condemnation which is not a Partial Casualty or Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 18.

                  (d) Notwithstanding anything to the contrary in this Lease, all of the foregoing provisions of this Paragraph 17 shall be subject and subordinate to any provisions to the contrary contained in any Mortgage, Assignment or other document evidencing or securing a Loan.

         18. TERMINATION EVENTS.

                  (a) If (i) the entire Leased Premises shall be taken by a Taking, or (ii) any substantial portion of the Leased Premises shall be taken by a Taking or all or any substantial portion of the Leased Premises shall be damaged or destroyed by a Casualty and, in either such case, Tenant certifies and covenants to Landlord that it will forever abandon operations at the Leased Premises (each of the events described in the above clauses (i) and (ii) shall hereinafter be referred to as a "Termination Event"), then Tenant shall have the option, within thirty (30) days after Tenant receives a Condemnation Notice or thirty (30) days after the Casualty, as the case may be, to give to Landlord written notice of the Tenant's option to terminate this Lease (a "Termination Notice") in the form described in Paragraph 18(b).

                  (b) A Termination Notice shall contain (i) notice of Tenant's intention to terminate this Lease on the first Basic Rent Payment Date which occurs at least sixty (60) days after the Fair Market Value Date (the "Termination Date"), (ii) a binding and irrevocable offer of Tenant to pay to Landlord the Termination Amount, and (iii) if the Termination Event is an event described in Paragraph 18(a)(ii), the certification and covenants described therein and a certified resolution of the Board of Directors of Tenant authorizing the same. Promptly upon the delivery to Landlord of a Termination Notice, Landlord and Tenant shall commence to determine the Fair Market Value.

                  (c) If Landlord shall reject such offer to terminate this Lease by written notice to Tenant ("Rejection"), which Rejection shall contain the written consent of Lender, not later than thirty (30) days following the Fair Market Value Date, then this Lease shall terminate on the Termination Date; provided that, if Tenant has not satisfied all Monetary Obligations and all other obligations and liabilities under this Lease which have arisen on or prior to the Termination Date (collectively, "Remaining Obligations") on the Termination Date, then Landlord may, at its option, extend the date on which this Lease may terminate to a date which is no later than the first Basic Rent Payment Date after the Termination Date on which Tenant has satisfied all Remaining Obligations. Upon such termination (i) all obligations of Tenant hereunder shall terminate except for any Surviving Obligations, (ii) Tenant shall immediately vacate and shall have no further right, title or interest in or to any of the Leased Premises, and (iii) the Net Award shall be retained by Landlord. Notwithstanding anything to the contrary hereinabove contained, if Tenant shall have received a Rejection and, on the date when this Lease would otherwise terminate as provided above, Landlord shall not have received the full amount of the Net Award payable by reason of the applicable Termination Event, then the date on which this Lease is to terminate automatically shall be extended to the day after the receipt by Landlord of the full amount of the Net Award provided that, if Tenant has not satisfied all Remaining Obligations on such date, then Landlord may, at its option, extend the date on which this Lease may terminate to a date which is no later than the first Basic Rent Payment Date after such date on which Tenant has satisfied all such Remaining Obligations.

                  (d) Unless Tenant has received a Rejection not later than the thirtieth (30th) day following the Fair Market Value Date, Landlord shall be conclusively presumed to have accepted such offer. If such offer is accepted by Landlord then, on the Termination Date, Tenant shall pay to Landlord the Termination Amount and all Remaining Obligations and, if requested by Tenant, Landlord shall pay to or assign to Tenant Landlord's entire interest in and to the Net Award, all in accordance with Paragraph 20, and if requested by Tenant, shall convey to Tenant the Leased Premises or the remaining portion, thereof, if any.

         19. RESTORATION.

                  (a) Landlord (or Lender if required by any Mortgage) shall hold any Net Award in excess of $250,000.00 in a fund (the "Restoration Fund") and disburse amounts from the Restoration Fund only in accordance with the following conditions:

                           (i) prior to commencement of restoration, (i) if the
Restoration Fund is greater than or equal to $5,000,000.00, then (a) the architects, contracts, contractors, plans and specifications for the restoration shall have been reasonably approved by Landlord, and (b) Landlord and Lender shall be provided with mechanics' lien insurance (if available) and acceptable performance and payment bonds which insure satisfactory completion of and payment for the restoration, are in an amount and form and have a surety reasonably acceptable to Landlord, and name Landlord and Lender as additional dual obligees, or (ii) if the Restoration Fund is less than $5,000,000.00, then the architects, contracts, contractors, plans and specifications for the restoration shall have been reasonably approved by Landlord and no mechanics' lien insurance or performance and payment bonds will be required by Landlord;

                           (ii) at the time of any disbursement, no Event of
Default shall exist and no mechanics' or materialmen's liens shall have been filed against any of the Leased Premises and remain undischarged unless the same are being contested in accordance with the provisions of Paragraph 14 hereof or have been bonded around;

                           (iii) disbursements shall be made from time to time
in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects' certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens,
(C) contractors' and subcontractors' sworn statements as to completed work and the cost thereof for which payment is requested, (D) a satisfactory bringdown of title insurance, and (E) other evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics' and materialmen's lien claims;

                           (iv) each request for disbursement shall be
accompanied by a certificate of Tenant, signed by a duly authorized officer of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;

                           (v) Whenever required or permitted under applicable
Legal Requirements, Tenant shall withhold the statutorily prescribed amount of retainage from all payments to be made to contractors performing work at the Leased Premises. Without limiting the foregoing, if applicable Legal Requirements do not prohibit retainage but also do not contain specific requirements regarding retainage, then all contracts for work at or with respect to the Leased Premises costing in excess of $100,000 shall contain a provision to the effect that ten percent (10%) of the amount of each payment due to the contractor thereunder will be withheld as retainage until completion in full of the work and the delivery by the contractor of an appropriate executed and acknowledged instrument containing a full release and waiver of all lien claims by such contractor and an indemnification of Landlord and Tenant against any lien claims by anybody claiming by, through or under such contractor.

                           (vi) if the Restoration Fund is held by Landlord, the
Restoration Fund shall not be commingled with Landlord's other funds and shall bear interest at a rate agreed to by Landlord and Tenant; and

                           (vii) such other reasonable conditions as Landlord or
Lender may impose.

                  (b) Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens (as set forth in the contract(s) for such work or as determined by any third party estimate obtained by Landlord or Tenant) exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand (accompanied by written evidence supporting Landlord's determination, if based on an estimate obtained by Landlord) by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.

                  (c) If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Paragraph 19(b), such sum shall be paid to Tenant.

                  (d) Notwithstanding anything to the contrary in this Lease, all of the foregoing provisions of this Paragraph 19 shall be subject and subordinate to any provisions to the contrary contained in any Mortgage, Assignment or other document evidencing or securing a Loan. Nevertheless, with respect to Paragraph 19, Tenant shall not be bound by the terms of future Mortgages, Assignments or other documents evidencing or securing a Loan, unless the said Mortgage is on substantially similar terms as the current Mortgage, and Tenant has been provided with an SNDA substantially similar to the one contemplated in Paragraphs 31 and 32.

         20. PROCEDURES UPON PURCHASE.

                  (a) If the Leased Premises is purchased by Tenant pursuant to Paragraph 18 of this Lease, Landlord shall convey the same title that was conveyed to Landlord, and Tenant shall accept such title, subject, however, to the Permitted Encumbrances and to all other liens, exceptions and restrictions on, against or relating to any of the Leased Premises and to all applicable Laws, but free of the lien of and security interest created by any Mortgage or Assignment and liens, exceptions and restrictions on, against or relating to the Leased Premises which have been created by or resulted from acts of Landlord after the date of this Lease, unless the same are Permitted Encumbrances or customary utility easements benefitting the Leased Premises or were created with the concurrence of Tenant or as a result of a default by Tenant under this Lease. Tenant acknowledges and understands that any conveyance of the Leased Premises by Landlord to Tenant shall be made on an "As-Is", "Where-Is" and "With All Faults" basis, and without any representations or warranties (other than warranty of title), express, implied or statutory as to the Leased Premises' habitability, suitability, marketability, value, fitness for any particular use or purpose, the absence or presence of any latent or patent defects at or within the Leased Premises, or the compliance of the Leased Premises with any laws (including, without limitation, any Environmental Laws), and the deed by which Landlord conveys the Leased Premises to Tenant shall contain express language to such effect.

                  (b) Upon the date fixed for any such purchase of the Leased Premises pursuant to any provision of this Lease (any such date the "Purchase Date"), Tenant shall pay to Landlord, or to any Person to whom Landlord directs payment, the Relevant Amount therefor specified herein, in Federal Funds, less any credit of the Net Award received and retained by Landlord or a Lender allowed against the Relevant Amount, and Landlord shall deliver to Tenant (i) a special warranty deed which describes the premises being conveyed and conveys the title thereto as provided in Paragraph 20(a), (ii) such other instruments as shall be necessary to transfer to Tenant or its designee any other property (or rights to any Net Award not yet received by Landlord or a Lender) then required to be sold by Landlord to Tenant pursuant to this Lease, and (iii) any Net Award received by Landlord, not credited to Tenant against the Relevant Amount and required to be delivered by Landlord to Tenant pursuant to this Lease; provided, that if any Monetary Obligations remain outstanding on such date, then Landlord may deduct from the Net Award the amount of such Monetary Obligations; and further provided, that if any event has occurred which, in Landlord's reasonable judgment, is likely to subject any Indemnitee to any liability which Tenant is required to indemnify against pursuant to Paragraph 15, then an amount shall be deducted from the Net Award which, in Landlord's reasonable judgment, is sufficient to satisfy such liability, which amount shall be deposited in an escrow account with a financial institution reasonably satisfactory to Landlord and Tenant pending resolution of such matter. If on the Purchase Date any Monetary Obligations remain outstanding and no Net Award is payable to Tenant by Landlord or the amount of such Net Award is less than the amount of the Monetary Obligations, then Tenant shall pay to Landlord on the Purchase Date the amount of such Monetary Obligations. Upon the completion of such purchase, this Lease and all obligations and liabilities of Tenant hereunder shall terminate, except any Surviving Obligations.

                  (c) If the completion of such purchase shall be delayed as a result of Tenant's acts or omissions after the Termination Date, in the event of a purchase pursuant to Paragraph 18, then (x) Rent shall continue to be due and payable until completion of such purchase, and (y) at Landlord's sole option, Fair Market Value shall be re-determined and the Relevant Amount payable by Tenant pursuant to the applicable provision of this Lease shall be adjusted to reflect such re-determination.

                  (d) Any prepaid Monetary Obligations paid to Landlord shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the Relevant Amount due to Landlord; provided, that no apportionment of any Impositions shall be made upon any such purchase.

                  (e) Without limiting the foregoing, Tenant agrees to pay all of Tenant's Costs and Landlord's Costs incurred in connection with any conveyance of the Leased Premises from Landlord to Tenant under this Lease, including, without limitation any and all escrow fees, transfer taxes, recording costs, and reasonable attorneys' fees. Landlord shall not be obligated to provide Tenant with any title reports, title insurance or surveys of the Leased Premises in connection with any conveyance made hereunder.

         21. ASSIGNMENT AND SUBLETTING.

                  (a) Except as otherwise expressly provided in this Paragraph, Tenant shall not assign, mortgage, pledge, transfer or otherwise encumber or dispose of this Lease, or any interest therein, or in any manner assign, mortgage, pledge, transfer or otherwise encumber or dispose of its interest or estate in the Leased Premises, or any portion thereof, without obtaining Landlord's prior written consent in each and every instance, which consent, shall be in Landlord's absolute and sole discretion. Tenant, however, shall be free to sublease all or any part of the Leased Premises without Landlord's consent provided the following conditions are complied with:

                           (i) At the time of any subletting, this Lease must be
in full force and effect, without any Event of Default hereunder or breach hereunder on the part of Tenant.

                           (ii) A copy of any sublease, and copies of any
amendments or modifications thereto, fully executed by Tenant and the subtenant, shall be mailed or delivered to Landlord at least ten days after the effective date of such sublease, amendments or modifications.

                           (iii) Such subletting shall be subject to all the
provisions, terms, covenants and conditions of this Lease, and Tenant shall continue to be and remain liable under this Lease, as it may be amended from time to time.

                           (iv) Except for Existing Leases, each sublease
permitted under this Section shall contain provisions to the effect that (1) such sublease is only for actual use and occupancy by the sublessee; (2) such sublease is subject and subordinate to all of the terms, covenants and conditions of this Lease and to all of the rights of Landlord hereunder; and (3) in the event this Lease shall terminate before the expiration of such sublease, the sublessee thereunder will, at Landlord's option, attorn to Landlord and waive any rights the sublessee may have to terminate the sublease or to surrender possession thereunder, as a result of the termination of this Lease.

                           (v) Further, Tenant agrees that Landlord shall in no
event be liable for any leasing commissions, finish-out costs, rent abatements or other costs, fees or expenses incurred by Tenant in subleasing or seeking to sublease the Leased Premises, and Tenant agrees to indemnify, defend and hold harmless Landlord and its partners, and their respective officers, directors, shareholders, agents, employees and representatives from, against and with respect to any and all such commissions, costs, fees and expenses.

                  (b) Notwithstanding anything contained in this Lease to the contrary and notwithstanding any consent by Landlord to any sublease of the Leased Premises, or any portion thereof, or to any assignment of this Lease or of Tenant's interest or estate in the Leased Premises, no sublessee shall assign its sublease nor further sublease the Leased Premises, or any portion thereof, without Tenant's consent and no assignee shall sublease the Leased Premises, or any portion thereof, without Tenant's consent, and no assignee shall further assign its interest in this Lease or its interest or estate in the Leased Premises, or any portion thereof, without Landlord's prior written consent in each and every instance which consent may be granted or withheld in Landlord's sole discretion.

                  (c) Tenant's failure to comply with all of the foregoing provisions and conditions of this Paragraph shall (whether or not Landlord's consent is required under this Article), at Landlord's option, render any purported assignment or subletting null and void and of no force and effect.

                  (d) No assignment or subleasing by Tenant (even if permitted or consented to by Landlord) shall relieve Tenant from any of Tenant's obligations under this Lease, and Tenant shall in all events and at all times remain primarily liable for the satisfaction of each and every obligation on the part of Tenant to be honored or performed hereunder, unless and only to the extent otherwise hereafter agreed to in writing by Landlord (it being understood that Landlord shall have no obligation to waive or release any obligations of Tenant).

                  (e) Notwithstanding anything to the contrary herein or in the Existing Leases, Landlord and Tenant agree that from and after the date hereof the Existing Leases shall be deemed for all purposes to constitute "subleases" as such term is used herein, and the tenancies created thereby shall be treated by Landlord and Tenant as being subleases between Tenant, as sublessor, and the Tenants named therein, as sublessees, and not as leases between Landlord and such Tenants. The obligation of Tenant to pay rent and satisfy its other obligations hereunder is not contingent upon the satisfaction by the Existing Tenants of any of their obligations under the Existing Leases, and Tenant shall not be entitled to any offsets, deductions or grace periods hereunder on account of any defaults by the Existing Tenants under the Existing Leases. Landlord and Tenant agree that so long as Tenant has not committed an Event of Default hereunder, Tenant shall be entitled to collect and retain all rents and other sums payable under the Existing Leases. Tenant acknowledges and agrees that Tenant shall be solely responsible for the satisfaction of all obligations of the "Landlord" under each of the Existing Leases, and that Landlord shall in no event be liable for the satisfaction of any obligations of "Landlord" under the Existing Leases; provided, however, that such release from liability shall not operate or be construed to release Landlord from any of its obligations to Tenant hereunder. Tenant and Landlord further agree that, upon the occurrence of an Event of Default by Tenant under Paragraph 22(a)(i) (which Event of Default continues beyond any cure period permitted hereunder), Landlord shall have the right (but not the obligation), without prior notice to or the need to obtain the consent of Tenant, to send written notice to each of the Existing Tenants advising them that, beginning as of the time of such notice, and continuing thereafter until they receive written direction from Landlord to the contrary, they are to begin payment of all rent and other sums due or to become due under the Existing Leases directly to Landlord. All sums so received by Landlord shall be applied towards the satisfaction of Tenant's obligations hereunder, but Tenant shall not thereby be relieved of any of its obligations hereunder. At such time as Tenant fully cures its Event of Default hereunder (with due credit being given for all sums, if any, received by Landlord directly from the Existing Tenants, as aforesaid), Landlord shall have the right, but not the obligation, to notify the Existing Tenants to commence paying rent directly to Tenant, and if Landlord elects not to so notify the Existing Tenants, Landlord shall continue to apply all sums, if any, actually received from the Existing Tenants as an offset against the amounts owed by Tenant hereunder, without thereby otherwise releasing Tenant from any of its obligations hereunder. Any election by Landlord to receive rent directly from the Existing Tenants as aforesaid shall not constitute an undertaking on the part of Landlord to enforce the Existing Leases or collection of any amounts due thereunder, nor shall it constitute an assumption by Landlord of any of Tenant's obligations at "Landlord" under the Existing Leases. To the extent the terms of any of the Existing Leases extend beyond the expiration or termination hereof, Landlord shall succeed to the rights and obligations of Tenant thereunder arising and accruing from and after the time of expiration or termination of this Lease, but in no event shall Landlord be deemed to have assumed any of the liabilities of Tenant under any of the Existing Leases arising or accruing prior to the termination or expiration of this Lease.

                  (f) Landlord and Tenant acknowledge that Tenant has retained all security and similar deposits heretofore paid to Tenant by the Existing Tenants under the Existing Leases and shall have the right to require and retain security deposits under any future subleases of the Leased Premises or any part thereof entered into by Tenant. Tenant assumes all liabilities and responsibilities associated with the collection and disposition of such security deposits and agrees that Landlord shall have no liability or responsibility therefor or in connection therewith. The parties acknowledge and agree that, upon the expiration or termination of this Lease, Tenant shall assign and transfer to Landlord all security deposits then on deposit with Tenant from sublessees whose subleases will thereafter remain in effect as direct leases between Landlord and such sublessees, and upon such assignment Landlord shall assume responsibility and liability for same.

                  (g) Landlord may sell or transfer the Leased Premises at any time, without Tenant's consent, to any third party (each a "Third Party Purchaser"). In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer and provided such Third Party Purchaser agrees to recognize this Lease and takes title to the Leased Premises subject to the terms and conditions hereof.

At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

                  (h) Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease or any sublease of the Leased Premises, and any such attempted mortgage, pledge or encumbrance made in violation of this Paragraph shall be void and of no force or effect and shall, immediately upon the attempted making thereof, constitute an Event of Default hereunder.

         22. EVENTS OF DEFAULT.

                  (a) The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Paragraph 22(b)) shall, at the sole option of Landlord, constitute an "Event of Default" under this
Lease:

                           (i) a failure by Tenant to make any payment of any
Monetary Obligation when due, regardless of the reason for such failure;

                           (ii) a failure by Tenant duly to perform and observe,
or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Paragraph 22(a);

                           (iii) any material representation or warranty made by
Tenant herein or in any certificate, demand or request made pursuant hereto proves to be incorrect, now or hereafter, in any material respect and results in any material harm or damage to Landlord;

                           (iv) a default beyond any applicable cure period or
at maturity by Tenant in any payment of principal or interest on any obligations for borrowed money having an original principal balance of $5,000,000 or more in the aggregate, or in the performance of any other provision contained in any instrument under which any such obligation is created or secured (including the breach of any covenant thereunder), (x) if such payment is a payment at maturity or a final payment, or (y) if an effect of such default is to cause, or permit any Person to cause, such obligation to become due prior to its stated maturity;

                           (v) a default by Tenant beyond any applicable cure
period in the payment of rent under, or in the performance of any other material provision of, any lease that has, in the aggregate, rental obligations over the term thereof (excluding any optional renewal or extension terms) of $5,000,000 or more;


                           (vi) a final, non-appealable judgment or judgments
for the payment of money in excess of $5,000,000 in the aggregate shall be rendered against Tenant and the same shall remain undischarged for a period of ninety (90) consecutive days;

                           (vii) Tenant shall (A) voluntarily be adjudicated a
bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for the Leased Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) be unable to pay its debts as they mature;

                           (viii) a court shall enter an order, judgment or
decree appointing, without the consent of Tenant, a receiver or trustee for it or for any of the Leased Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60) days after it is entered;

                           (ix) the Leased Premises shall have been abandoned;

                           (x) Tenant shall be liquidated or dissolved or shall
begin proceedings towards its liquidation or dissolution;

                           (xi) the estate or interest of Tenant in any of the
Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within sixty (60) days after it is made;

                           (xii) a failure by Tenant to perform or observe, or a
violation or breach of, or a misrepresentation by Tenant under any provision of any document between Tenant and Lender, if such failure, violation, breach or misrepresentation gives rise to a material default beyond any applicable cure period with respect to any Loan;

                           (xiii) Tenant shall sell or transfer or enter into an
agreement to sell or transfer all or substantially all of its assets, and such assignment or sale does not include an assignment of this Lease in compliance with Paragraph 21 hereof; or

                           (xiv) If the Letter of Credit has been posted, and
the issuer of the Letter of Credit cancels, terminates or refuses to honor it, Tenant (or such other Person as may be responsible therefor) shall fail to renew the Letter of Credit within five (5) business days or shall fail to post a cash equivalent amount of the Letter of Credit within five (5) days after notice of such cancellation, termination or refusal; or

                  (b) No notice or cure period shall be required in any one or more of the following events: (A) the occurrence of an Event of Default under clause (i) or (iii) (except as otherwise set forth below), (vi), (vii), (viii),
(ix), (x), (xi), (xii), (xiii), or (xiv) of Paragraph 22(a); (B) the default consists of a failure to pay Basic Rent, a failure to provide any insurance required by Paragraph 16 or an assignment or sublease entered into in violation of Paragraph 21; or (C) the default is such that any delay in the exercise of a remedy by Landlord could reasonably be expected to cause irreparable harm to Landlord. If the default consists of the failure to pay any Monetary Obligation under clause (i) of Paragraph 22(a), the applicable cure period shall be five
(5) days from the date on which notice is given, but Landlord shall not be obligated to give notice of, or allow any cure period for, any such default more than one (1) time within any Lease Year. If the default consists of a breach under clause (iii) of

Paragraph 22(a), Landlord shall give Tenant five (5) days after notice to cure such breach; provided, however, if Tenant has knowledge of such breach then Landlord shall have no obligation to give such notice or permit such cure period. If the default consists of a default under clause (ii), (iv), or (v) of Paragraph 22(a), other than the events specified in clauses (B) and (C) of the first sentence of this Paragraph 22(b), the applicable cure period shall be thirty (30) days from the date on which notice is given or, if the default cannot be cured within such thirty (30) day period and delay in the exercise of a remedy would not (in Landlord's reasonable judgment) cause any material adverse harm to Landlord or any of the Leased Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed ninety (90) days), provided that Tenant shall commence to cure the default within the said thirty-day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured.

         23. REMEDIES AND DAMAGES UPON DEFAULT.

                  (a) If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in Paragraph 22(b) and this Paragraph 23.

                           (i) Landlord may give Tenant notice of Landlord's
intention to terminate this Lease on a date specified in such notice and occurring no earlier than ten (10) days from and after the date of such notice (except that, if Landlord, in Landlord's reasonable discretion, determines that a delay in terminating this Lease will place the Leased Premises at risk of damage or destruction, or will materially jeopardize Landlord's rights hereunder or under applicable Legal Requirements, then Landlord shall not be required to give the full ten (10) days' notice). Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of the Leased Premises, Landlord may re-enter and repossess the Leased Premises, with or without legal process, by peaceably entering the Leased Premises and changing locks or by summary proceedings, ejectment or any other lawful means or procedure. Upon or at any time after taking possession of the Leased Premises, Landlord may, by peaceable means or legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may collect the damages set forth in Paragraph 23(b)(i) or 23(b)(ii).

                           (ii) After repossession of the Leased Premises
pursuant to clause (i) above, Landlord shall have the right to relet any of the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its sole discretion may determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its sole discretion. Notwithstanding any such reletting, Landlord may collect the damages set forth in Paragraph 23(b)(ii).

                           (iii) Upon the occurrence of an Event of Default
based upon Paragraph 22(a)(i), (vii), (viii), (ix), (x), (xi), or (xiii), Landlord may declare by notice to Tenant the entire Basic Rent (in the amount of Basic Rent then in effect) for the remainder of the then current Term to be immediately due and payable. Tenant shall, within ten (10) days from the end of the ten (10) day cure period set forth in this Paragraph, pay to Landlord all such Basic Rent discounted to its Present Value, all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid and all Monetary Obligations which arise or become due by reason of such Event of Default (including any Costs of Landlord). Upon receipt by Landlord of all such accelerated Basic Rent and Monetary Obligations, this Lease shall remain in full force and effect, and Tenant shall have the right to possession of the Leased Premises from the date of such receipt by Landlord to the end of the Term, and subject to all the provisions of this Lease, including the obligation to pay all increases in Basic Rent and all Monetary Obligations that subsequently become due, except that (A) no Basic Rent which has been prepaid hereunder shall be due thereafter during the said Term, and (B) Tenant shall have no option to extend or renew the Term. Prior to exercise of this remedy, Landlord shall give Tenant written notice of its intention to do so, and shall grant Tenant an additional ten (10) days to cure the existing Event of Default. Also, if Landlord exercises this remedy and Tenant prepays the discounted amount of Basic Rent and Monetary Obligations, then Landlord shall have no right to exercise any other remedy for that particular Event of Default and Landlord's rights to declare Events of Default under Paragraphs 22(a)(iv), (v), (vi), (ix), (xii) and (xiv) shall be eliminated. Furthermore, if the Basic Rent and Monetary Obligations are prepaid, and Landlord later terminates this Lease, any unamortized prepaid amounts will be applied to Landlord's damages and any remainder will be payable to Tenant.

                  (b) The following constitute damages to which Landlord shall be entitled if Landlord exercises its remedies under Paragraph 23(a)(i) or 23(a)(ii):

                           (i) If Landlord exercises its remedy under Paragraph
23(a)(i) but not its remedy under Paragraph 23(a)(ii) (or attempts to exercise such remedy and is unsuccessful in reletting the Leased Premises) then, upon written demand from Landlord, Tenant shall pay to Landlord, as liquidated and agreed final damages for Tenant's default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the Present Value of the excess, if any, of (A) all Basic Rent from the date of such demand to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, reentry or repossession over (B) the then fair market rental value of the Leased Premises for the same period. Tenant shall also pay to Landlord all of Landlord's Costs in connection with the repossession of the Leased Premises and any attempted reletting thereof, including all brokerage commissions, legal expenses attorneys' fees, employees' expenses, costs of Alterations and expenses and preparation for reletting.

                           (ii) If Landlord exercises its remedy under Paragraph
23(a)(i) or its remedies under Paragraph 23(a)(i) and 23(a)(ii), then Tenant shall, until the end of what would have been the Term in the absence of the termination of the Lease, and whether or not any of the Leased Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages all Monetary Obligations which would be payable under this Lease by Tenant in the absence of such termination less the net proceeds, if any, of any reletting pursuant to Paragraph

23(a)(ii), after deducting from such proceeds all of Landlord's Costs (including the items listed in the last sentence of Paragraph 23(b)(i) hereof) incurred in connection with such repossessing and reletting; provided, that if Landlord has not relet the Leased Premises, such Costs of Landlord shall be considered to be Monetary Obligations payable by Tenant. Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.

                  (c) Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity.

                  (d) Without in any way limiting any other rights or remedies available to Landlord hereunder, Landlord shall be entitled to draw on the Letter of Credit which shall be applied to any Monetary Obligations in Landlord's sole discretion; provided, however, if the amount of the proceeds exceeds the aggregate amount of all Monetary Obligations payable during the entire remaining Term hereof (without taking into account any then-unexercised Renewal Terms) and all other amounts owing by Tenant hereunder, then such excess, if any, will be paid to Landlord to be held in an interest-bearing account. Such excess, along with any accrued interest, shall be paid to Tenant at the end of the Term of this Lease.

                  (e) Landlord shall not be required to mitigate any of its damages hereunder unless required to by applicable Law. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

                  (f) No termination of this Lease, repossession or reletting of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.

                  (g) WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD HEREUNDER, LANDLORD AND TENANT EACH WAIVE ANY RIGHT TO A TRIAL BY JURY.

                  (h) Upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder, and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose.

                  (i) No failure of Landlord (1) to insist at any time upon the strict performance of any provision of this Lease, or (2) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

                  (j) Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

         24. NOTICES. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or five (5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated above or when delivery is refused. A copy of any notice given by Tenant to Landlord shall simultaneously be given by Tenant to Heath D. Esterak, c/o Fulbright & Jaworski L.L.P., 300 Convent, Suite 2200, San Antonio, Texas 78205. A copy of any notice given by Landlord to Tenant shall simultaneously be given by Landlord to Robert S. Ladd, c/o Haynes and Boone, LLP, 1000 Louisiana, Suite 4300, Houston, Texas 77002. For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen
(15) days' notice of the new address to the other party, in the manner provided above.

         25. ESTOPPEL CERTIFICATE. At any time upon not less than ten (10) days' prior written request by either Landlord or Tenant (the "Requesting Party") to the other party (the "Responding Party"), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified therein, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified therein, no default by either Landlord or Tenant exists hereunder, (d) such other matters as the Requesting Party may reasonably request, and (e) if Tenant is the Responding Party that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signer, threatened, against Tenant before or by any court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate, any Lender or their assignees and by any prospective purchaser or mortgagee of any of the Leased Premises. Any certificate required under this Paragraph 25 and delivered by Tenant shall state that, in the opinion of each person signing the same, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to the subject matter of such certificate, and shall briefly state the nature of such examination or investigation.

         26. SURRENDER. Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord in the same condition in which the

Leased Premises was at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, and except for ordinary wear and tear and damage by Casualty that results in a Termination Event. Upon such surrender, Tenant shall
(a) remove from the Leased Premises all property which is owned by Tenant or third parties other than Landlord, and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26.

         27. NO MERGER OF TITLE. There shall be no merger of the leasehold estate created by this Lease with the fee estate in any of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein, and (b) the fee estate in any of the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

         28. FINANCIAL STATEMENTS.

                  Tenant shall deliver to Landlord and to Lender within ninety
(90) days of the close of each fiscal year, and within forty-five (45) days after the end of each of the three remaining quarters Tenant's Form 10-K, Form 10-Q ("Financial Reports") and any other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law.

         29. DETERMINATION OF VALUE.

                  (a) Whenever a determination of Fair Market Value is required pursuant to any provision of this Lease, such Fair Market Value shall be determined in accordance with the following procedures:

                           (i) Landlord and Tenant shall endeavor to agree upon
such Fair Market Value within thirty (30) days after the date (the "Applicable Initial Date") on which (A) Tenant provides Landlord with notice of its intention to terminate this Lease and purchase the Leased Premises pursuant to Paragraph 18, or (B) Landlord provides Tenant with notice of its intention to re-determine Fair Market Value pursuant to Paragraph 20(c). If Tenant exercises or is deemed to have exercised its renewal options as set forth in Paragraph 5 of this Lease, then Landlord and Tenant shall endeavor to agree upon such Fair Rental Value within ninety (90) days after the date Landlord receives notice of Tenant's desire to exercise its renewal options (also, the "Applicable Initial Date"). Landlord shall provide Tenant with its interpretation of Fair Rental Value within fifteen (15) days of the Applicable Initial Date. Upon reaching any such agreement, the parties shall execute a written agreement setting forth the amount of such Fair Market Value or Fair Rental Value, as applicable.

                           (ii) If the parties shall not have signed such
agreement within thirty (30) days after the Applicable Initial Date for Fair Market Value or within ninety (90) days after the Applicable Initial Date for Fair Rental Value, Tenant shall within forty-five (45) days after the Applicable Initial Date for Fair Market Value and within one hundred and five (105) days after the Applicable Initial Date for Fair Rental Value select an appraiser and notify Landlord in writing of the name, address and qualifications of such appraiser. Within fifteen (15) days following Landlord's receipt of Tenant's notice of the appraiser selected by Tenant, Landlord shall select an appraiser and notify Tenant of the name, address and qualifications of such appraiser. Such two appraisers shall endeavor to agree upon Fair Market Value based on a written appraisal made by each of them (and given to Landlord by Tenant) as of the Relevant Date. If such two (2) appraisers shall agree upon a Fair Market Value, the amount of such Fair Market Value as so agreed shall be binding and conclusive upon Landlord and Tenant.

                           (iii) If such two (2) appraisers shall be unable to
agree upon a Fair Market Value within twenty (20) days after the selection of an appraiser by Landlord, then such appraisers shall advise Landlord and Tenant of their respective determination of Fair Market Value and shall select a third
(3rd) appraiser to make the determination of Fair Market Value. The selection of the third (3rd) appraiser shall be binding and conclusive upon Landlord and Tenant.

                           (iv) If such two (2) appraisers shall be unable to
agree upon the designation of a third (3rd) appraiser within ten (10) days after the expiration of the twenty (20) day period referred to in clause (iii) above, or if such third (3rd) appraiser does not make a determination of Fair Market Value within twenty (20) days after his selection, then such third (3rd) appraiser or a substituted third (3rd) appraiser, as applicable, shall, at the request of either party hereto, be appointed by the seniormost judge of the United States District Court, Southern District of Texas. The determination of Fair Market Value made by the third (3rd) appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment.

                           (v) If a third (3rd) appraiser is selected, Fair
Market Value shall be the average of the determination of Fair Market Value made by the third (3rd) appraiser and the determination of Fair Market Value made by the appraiser (selected pursuant to Paragraph 29(a)(ii) hereof) whose determination of Fair Market Value is nearest to that of the third (3rd) appraiser. Such average shall be binding and conclusive upon Landlord and Tenant.

                           (vi) All appraisers selected or appointed pursuant to
this Paragraph 29(a) shall (A) be independent qualified MAI appraisers, (B) have no right, power or authority to alter or modify the provisions of this Lease,
(C) utilize the definition of Fair Market Value hereinabove set forth above, and
(D) be registered in the State if the State provides for or requires such registration. The Cost of the procedure described in this Paragraph 29(a) above shall be borne by Tenant.

                  (b) If, by virtue of any delay, Fair Market Value is not determined by the expiration or termination of the then current Term, then the date on which the Term would otherwise expire or terminate shall be extended to the date specified for termination in the particular provision of this Lease pursuant to which the determination of Fair Market Value is being made.

                  (c) In determining Fair Market Value as defined in clause (b) of the definition of Fair Market Value, the appraisers shall assume (a) the present value of the Rent for the remaining Term using a discount rate (which may be determined by an investment banker retained by each appraiser) based on the creditworthiness of Tenant, and (b) the present value of the Leased Premises as of the end of such Term based on "value in use" of the Leased Premises after expiration of the Term.

                  (d) Notwithstanding the foregoing, either Landlord or Tenant may terminate the negotiations to determine Fair Rental Value at anytime prior to its final determination at which time Tenant's renewal option as set forth in this Lease shall expire.

         30. NON-RECOURSE.

                  (a) Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Leased Premises or Landlord's interest in Rents and not against any other assets, properties or funds of (i) Landlord,
(ii) any director, officer, member, general partner, shareholder, limited partner, beneficiary, employee or agent of Landlord or any general partner of Landlord or any of its members or general partners (or any legal representative, heir, estate, successor or assign of any thereof), (iii) any predecessor or successor partnership or corporation (or other entity) of Landlord or any of its general partners, shareholders, officers, directors, members, employees or agents, either directly or through Landlord or its general partners, shareholders, officers, directors, employees or agents or any predecessor or successor partnership or corporation (or other entity), or (iv) any Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof. Notwithstanding the foregoing, Tenant shall not be precluded from instituting legal proceedings for the purpose of making a claim against Landlord only on account of an alleged violation of Landlord's obligations under this Lease; provided, however, that Tenant hereby waives the right to seek and to recover any consequential, special, exemplary, punitive or other extraordinary damages from Landlord hereunder, Tenant hereby agreeing that any damages to which it may be entitled shall be limited to the actual damages incurred by Tenant. Nothing in the immediately preceding sentence is intended or shall operate or be construed to alter any provisions of this Lease (such as, by way of example and not by way of limitation those of Paragraph 3(b) and Paragraph 8 hereof) that serve to limit the liability or obligations of Landlord.

                  (b) Any claim based on or in respect of any liability of Tenant under this Lease shall be enforced only against the assets of Tenant or the Letter of Credit (as applicable) and not against any assets, properties or funds of any officer, director, shareholder, employee, agent, affiliate, parent, subsidiary, or sister corporation of Tenant or of any of the aforementioned entities.

         31. FINANCING. If Landlord desires to obtain or refinance any Loan, Tenant shall negotiate in good faith with Landlord concerning any reasonable request made by any Lender or proposed Lender for changes or modifications in this Lease provided there is no increase in Tenant's obligations. In particular, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to consent to such financing if such consent is requested by such Lender. Tenant shall provide any other consent or statement and shall execute any and all other documents that such Lender reasonably requires in connection with such financing, including any environmental indemnity agreement and subordination, non-disturbance and attornment agreement ("SNDA"), so long as the same do not adversely affect any right, benefit or privilege of Tenant under this Lease or increase Tenant's obligations under this Lease. Such SNDA may require Tenant to confirm that (i) Lender and its assigns will not be liable to Tenant for any misrepresentation, act or omission of Landlord, and (ii) Lender and its assigns will not be subject to any counterclaim, demand or offset which Tenant may have against Landlord.

         32. SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT. Notwithstanding anything to the contrary in this Lease, this Lease and Tenant's interest hereunder shall be subject, subordinate and inferior to any Mortgage or other security instrument granted or entered into by Landlord in connection with the Loan by which Landlord acquired the Leased Premise from Tenant, and any Mortgage or other security instrument hereafter placed upon the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof, provided that any such Mortgage (or a separate SNDA entered into between Tenant and the Lender in whose favor such Mortgage was granted) shall provide for the recognition of this Lease and all Tenant's rights hereunder unless and until an Event of Default exists and Landlord shall have the right to terminate this Lease pursuant to any applicable provision hereof.

         33. INTENTIONALLY DELETED.

         34. HOLDING OVER. If Tenant should remain in occupancy of the Leased Premises after the expiration or earlier termination of this Lease, Tenant shall be deemed to be a tenant at sufferance and all provisions of this Lease shall remain applicable to such tenancy, except that the monthly Basic Rent payable during such period shall be one hundred and twenty percent (120%) of the monthly Basic Rent prevailing immediately prior to the expiration or termination hereof.

         35. LANDLORD'S LIEN. Without waiving any of Landlord's other rights and remedies hereunder, Landlord hereby expressly waives any and all landlord's liens and similar liens or security interests against any of the equipment, inventory and other personal property of Tenant located at the Leased Premises (whether arising at law or in equity) to which Landlord is or may be entitled as security for the performance of Tenant's obligations hereunder.

         36. DISCLAIMER OF PURCHASE RIGHTS. Except for the limited rights of Tenant to acquire title to the Leased Premises in accordance with the provisions of paragraph 18(d) hereof, nothing in this Lease is intended or shall operate to grant to Tenant of any right of first refusal, right of first offer, purchase option, or similar right to elect to purchase or acquire the Leased Premises or any portion thereof, and Tenant hereby expressly waives any and all such rights.

         37. MISCELLANEOUS.

                  (a) The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

                  (b) As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) "including" shall mean "including without limitation"; (ii) "provisions" shall mean "provisions, terms, agreements, covenants and/or conditions"; (iii) "lien" shall mean "lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust"; (iv) "obligation" shall mean "obligation, duty, agreement, liability, covenant and/or condition"; (v) "any of the Leased Premises" shall mean "the Leased Premises or any part thereof or interest therein"; (vi) "any of the Land" shall mean "the Land or any part thereof or interest therein"; (vii) "any of the Improvements" shall mean "the Improvements or any part thereof or interest therein"; and (viii) "any of the Equipment" shall mean "the Equipment or any part thereof or interest therein".

                  (c) Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Each appointment of Landlord as attorney-in-fact for Tenant hereunder is irrevocable and coupled with an interest. Except as otherwise specifically provided herein, Landlord shall not unreasonably withhold or delay its consent whenever such consent is required under this Lease. Time is of the essence with respect to the performance by Tenant of its obligations under this Lease.

                  (d) Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.

                  (e) This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord's request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

                  (f) This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

                  (g) The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrancers and subtenants of any of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

                  (h) Should any provision of this Agreement be held unenforceable or invalid under the laws of the United States of America or the State of Texas, or under any other applicable laws of any other jurisdiction, then the parties hereto agree that such provision shall be deemed modified for purposes of performance of this Lease in such jurisdiction to the extent necessary to render it lawful and enforceable, or if such a modification is not possible without materially altering the intention of the parties hereto, then such provision shall be severed herefrom for purposes of performance of this Lease in such jurisdiction. The validity of the remaining provisions of this Lease shall not be affected by any such modification or severance, except that if any severance materially alters the intentions of the parties hereto as expressed herein (a modification being permitted only if there is no material alteration), then the parties hereto shall use commercially reasonable efforts to agree to appropriate equitable amendments to this Lease in light of such severance.

                  (i) This Lease shall be governed by and construed and enforced in accordance with the Laws of the State.

                  (j) Tenant represents and warrants to Landlord that Tenant has all requisite power and authority to enter into and perform this Lease. The execution of this Lease, and the performance or observance of the obligations of Tenant hereunder, have been duly authorized by all requisite action and are enforceable against Tenant. The individual executing this Lease on behalf of Tenant is authorized to act for and on behalf of and to bind Tenant in connection with this Lease and in so doing to bind Tenant to all of the terms and provisions hereof.

         38. TENANT'S FINANCIAL COVENANTS AND LETTER OF CREDIT

                  (a) Tenant shall maintain for the first five (5) years of the Term, based on the Financial Reports for each quarter of such year a Tangible Net Worth and a Current Ratio as set forth in the table below in Paragraph 38(b) (the "Tenant's Financial Covenants"). If Tenant fails to be in compliance with Tenant's Financial Covenants for any four (4) consecutive quarters during such time, the Tenant, shall provide to Landlord a Letter of Credit in the amount of one million five hundred thousand and no/Dollars ($1,500,000.00) and meeting the other requirements set forth in this Lease, and which shall thereafter be subject to the relevant provisions of this Lease, and if Tenant fails to provide such Letter of Credit within five (5) business days following Landlord's demand therefor, such failure shall constitute an Event of Default hereunder.

                  (b) Any Letter of Credit provided shall remain in full force and effect until the earlier to occur of (A) the date on which the Tenant has been in compliance with Tenant's Financial Covenants for eight (8) consecutive quarters as evidenced by the Financial Reports of the Tenant, or (B) until expiration of eighth Lease Year, and, unless and until released under clause (A) above, shall be renewed annually at least thirty (30) days prior to its stated expiration date (as previously renewed, as applicable). Landlord shall have the right to assign to Lender or any other holder of a Mortgage the Letter of Credit during the term of the applicable Loan, and the Lender or such other holder of a Mortgage shall have all of the rights of, and shall be subject to the terms of, this Paragraph. Further, Landlord shall have the right to assign the Letter of Credit to any Third Party Purchaser. Tenant covenants and agrees to execute such agreements, consents and acknowledgments as may be reasonably requested by Landlord and Lender from time to time to acknowledge the assignment of the Letter of Credit. The Tenant's Financial Covenants are set forth in the table below.


LEASE YEAR                                TANGIBLE NET WORTH                     CURRENT RATIO
-----------------------                   ----------------------                 ----------------------
One - Four                                $175,000,000                           2:1

Five                                      $175,000,000                           1.75:1

Six                                       $150,000,000                           1.50:1

Seven                                     $125,000,000                           1.25:1

Eight                                     $100,000,000                           1.00:1



                  (c) For purposes of this Paragraph the following terms shall have the following meanings:

                  "Current Ratio" at any date means the ratio of the total consolidated current assets of Tenant and its subsidiaries to the ratio of the total consolidated current liabilities of Tenant and its subsidiaries, all as determined (i) with reference to Tenant's most recent financial report filed with the Securities and Exchange Commission on Form 10K or Form 10Q and (ii) in accordance with Generally Accepted Accounting Principles.

                  "Tangible Net Worth" at any date means Tenant's total stockholders' equity as shown on Tenant's most recent financial report filed with the Securities and Exchange Commission on Form 10K or Form 10Q, less any amount reported as a deferred income tax asset or goodwill in such financial statement, all as determined in accordance with Generally Accepted Accounting Principles.

         39. TENANT'S ADDITIONAL COVENANTS. Notwithstanding any other provision of this Lease, Tenant hereby agrees to abide by the following:

                  (a) Tenant shall maintain in full force and effect all environmental permits required under Environmental Law for the operation of the Leased Premises, and shall deliver to Landlord copies of the same within a reasonable time period from receipt thereof;

                  (b) Tenant shall not dump, landfill, store, locate, or dispose of any Hazardous Substance on the Leased Premises in violation of Environmental Law;

                  (c) Tenant shall not emit (other than steam or water vapor) in the atmosphere or discharge, directly or indirectly, any pollutants into the waters of the State of Texas or the United States other than domestic sewage discharged into a publicly owned treatment facility in violation of Environmental Law;

                  (d) Tenant shall fully perform and observe all material requirements of all other contracts and agreements affecting the Leased Premises;

                  (e) Subject to Section 21, Tenant shall not enter into any service contracts, management agreements, or other agreements or instruments that grant to any natural person, governmental authority, corporation, partnership, association or any other entity of any kind any right, title, interest or benefit in or to all or any part of the Leased Premises or any right relating to the use, operation, management, maintenance, or repair of all or any part of the Leased Premises;

                  (g) Tenant shall not, without prior written consent from Landlord, apply for or acquiesce in any proceedings to change any restrictive covenants or zoning (or its equivalent) classification covering the Leased Premises; and

                  (h) Tenant shall promptly notify Landlord of any material change with respect to the Leased Premises or any information heretofore or hereafter furnished to Landlord with respect to the Leased Premises, and of any such change which would make any portion of this Lease, including, but not limited to, the representations, warranties, covenants and agreements in this Lease untrue or materially misleading.




                      [SIGNATURE OF LANDLORD ON NEXT PAGE]

         IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed as of the Commencement Date.


                              LANDLORD:

                              NL Ventures III Stafford, L.P.,
                              a Texas limited partnership

                              By: NL Ventures III Stafford Management, L.L.C.,
                                  a Delaware limited liability company,
                                  its sole General Partner


                                  By:  /s/ PAUL M. ROBSHAW
                                      ----------------------------------------
                                           Paul M. Robshaw, President



                       [SIGNATURE OF TENANT ON NEXT PAGE]

                                           TENANT:

                                           INPUT/OUTPUT, INC.,
                                           a Delaware corporation

                                           By:    /s/ TIMMOTHY PROBERT
                                              ---------------------------------
                                           Name:  Timmothy Propert
                                                -------------------------------
                                           Title: CEO
                                                  -----------------------------

                                   EXHIBIT A

                                 LEASED PREMISES


TRACT 1:

Being a tract or parcel containing 6.290 acres (274,005 square feet) of land situated in James Alston Survey, A-101, Fort Bend County, Texas; said 6.290 acre tract being all of Reserve "A-3", REPLAT OF RESERVE "A", PARC PLAZA BUSINESS PARK, a plat of subdivision recorded on Slide Number 687-B of the Plat Records of Fort Bend County, Texas (F.B.C.P.R.); said 6.290 acre tract being more particularly described as follows (bearings based on said REPLAT OF RESERVE "A":

BEGINNING at a 5/8-inch iron rod with plastic cap stamped "Terra Surveying" set in the southerly line of AUTONATION USA SOUTH, a plat of subdivision recorded in Slide No. 1542-A, F.B.C.P.R., for the north common corner of said Reserve "A-3" and SOUTHPORT BUSINESS PARK, SECTION TWO, a plat of subdivision recorded in Volume 27, Page 20, F.B.C.P.R., said iron rod also being at the northwest corner of the herein described tract;

THENCE, South 88(degrees)41'12" East, with the north line of said Reserve"A-3", a distance of 550.00 feet to a set "X" in concrete for the northeast corner of said Reserve "A-3" and the herein described tract, said iron rod also being in the west right-of-way (R.O.W.) line of C. E. Selecman Drive (formerly known as Parc Crest Drive), based on a 60 foot width, from which a found "X" in concrete bears South 86(degrees)12' East, 0.40 feet;

THENCE, South 01(degrees)18'48" West, with said west R.O.W. line, a distance of
498.19 feet to a 5/8-inch iron rod found for the southeast corner of said Reserve "A-3" and the herein described tract;

THENCE, North 88(degrees)41'12" West, departing said west R.O.W. line and with the south line of said Reserve "A-3", a distance of 550.00 feet to a point in the common line of the aforesaid REPLAT OF RESERVE "A" and the aforesaid SOUTHPORT BUSINESS PARK, said point also being the southwest corner of said Reserve "A-3" and the herein described tract, from which a 5/8-inch iron rod found for reference bears North 42(degrees)46' East, 0.22 feet;

THENCE, North 01(degrees)18'48" East, with said common line, a distance of
498.19 feet to the POINT OF BEGINNING and containing 6.290 acres (274,005 square feet) of land.

TRACT 2:

Being a tract or parcel containing 4.802 acres (209,163 square feet) of land situated in James Alston Survey, A-101, T.J. Nichols Survey, A-296, Fort Bend County, Texas; said 4.802 acre tract being all of Reserve "A-1", REPLAT OF RESERVE "A", PARC PLAZA BUSINESS PARK, a plat of subdivision recorded on Slide Number 687-B of the Plat Records of Fort Bend County, Texas (F.B.C.P.R.); said
4.802 acre tract being more particularly described as follows:

BEGINNING at a "X" in concrete set for the south common corner of said Reserve "A-1" and SOUTHPORT BUSINESS PARK, SECTION TWO, a plat of subdivision recorded in Volume 27, Page 20, F.B.C.P.R., said "X" in concrete also being in the north right-of-way (R.O.W.) line of West Airport Boulevard (100 feet wide) and marking the southwest corner of the herein described tract;

THENCE, North 01(degrees)18'48" East, departing said north R.O.W. line and with the common line of said Reserve"A-1" and said SOUTHPORT BUSINESS PARK, a distance of 380.00 feet to a 5/8-inch iron rod with plastic cap stamped "Terra Surveying" set for the westerly common corner of said Reserve "A-1" and "A-2", and marking the northwest corner of the herein described tract;

THENCE, South 88(degrees)41'12" East, with the common line of said Reserve A-1 and A-2, a distance of 550.00 feet to a 5/8-inch iron rod found for the easterly common corner of said Reserve "A-1" and "A-2" and the northeast corner of the herein described tract, said iron rod also being in the west R.O.W. line of C.E. Selecman Drive (formerly known as Parc Crest Drive), based on a 60 foot width;

THENCE, South 01(degrees)18'48" West, with said west R.O.W. line, a distance of
147.79 feet to a 5/8-inch iron rod found for a point of curvature of a tangent curve to the right;

THENCE, in a southerly direction, an arc distance of 50.00 feet, continuing along said west R.O.W. line and along said curve to the right, having a radius of 500.00 feet, a central angle of 05(degrees)43'46" and a chord which bears South 04(degrees)10'41" West, 49.98 feet to a 5/8-inch iron rod found for the end of said curve to the right;

THENCE, South 07(degrees)02'34" West, continuing along said west R.O.W. line, a distance of 50.13 feet to a 5/8-inch iron rod found for a point of curvature of a tangent curve to the left;

THENCE, in southerly direction, an arc distance of 50.00 feet, continuing along said west R.O.W. line and said curve to the left, having a radius of 500.00 feet, a central angle of 05(degrees)43'46" and a chord which bears South 04(degrees)10'41" West, 49.98 feet, to a 5/8-inch iron rod found for the end of said curve;

THENCE, South 01(degrees)18'48" West, continuing with said west R.O.W. line, a distance of 66.02 feet to a 5/8-inch iron rod with plastic cap stamped "Terra Surveying" set for the northerly end of a 15-foot cutback corner and the most easterly southeast corner of the herein described tract;

THENCE, South 45(degrees)34'48" West, along said cutback line, a distance of
21.48 feet to a 5/8-inch iron rod with plastic cap stamped "Terra Surveying" set for the southerly end of said 15-foot cutback corner and the most southerly southeast corner of the herein described tract, said iron rod also being in the aforesaid north R.O.W. line West Airport Boulevard;

THENCE, South 89(degrees)50'48" West, along said north R.O.W. line and the south line of said Reserve "A-1", a distance of 261.55 feet to a 5/8-inch iron rod with plastic cap stamped "Terra Surveying" set marking a point of curvature of a tangent curve to the right;

THENCE, in a westerly direction, an arc distance of 263.70 feet, continuing along said north R.O.W. line, said Reserve "A-1" and said curve to the right, having a radius of 2,814.79 feet, a central angle of 05(degrees)22'04" and chord which bears North 87(degrees)28'10", West, 263.60 feet to the end of said curve and the POINT OF BEGINNING and containing 4.802 acres (209,163 square feet) of land.

TRACT 3:

Being a tract or parcel containing 4.167 acres (181,500 square feet) of land situated in James Alston, A-101, Fort Bend County, Texas; said 4.167 acre tract being all of Reserve "A-2", REPLAT OF RESERVE "A", PARC PLAZA BUSINESS PARK, a plat of subdivision recorded on Slide Number 687-B of the Plat of Records of Fort Bend County, Texas (F.B.C.P.R.); said 4.167 acre tract being more particularly described as follows (bearings based on said REPLAT OF RESERVE "A":

COMMENCING at a 5/8-inch iron rod with plastic cap stamped "Terra Surveying" set in the southerly line of AUTONATION USA SOUTH, a plat of subdivision recorded in Slide Number 1542-A, F.B.C.P.R., and for the north common corner of said Reserve "A-3" and SOUTHPORT BUSINESS PARK, SECTION TWO, a plat of subdivision recorded in Volume 27, Page 20, F.B.C.P.R.;

THENCE, South 01(degrees)18'48" West, with the common line of said Reserve "A-3" and SOUTHPORT BUSINESS PARK, a distance of 498.19 feet to a point for the westerly common corner of said Reserve "A-3" and Reserve "A-2" and the POINT OF BEGINNING of the herein described tract, from which a 5/8-inch iron rod found for reference bears North 42(degrees)46' East, 0.22 feet;

THENCE, South 88(degrees)41'12" East, with the common line of said Reserves "A-2" and "A-3", a distance of 550.00 feet to a 5/8-inch iron rod found for the easterly common corner of said Reserves "A-2" and "A-3" and the northeast corner of the herein described tract, said iron rod also being in the west right-of-way (R.O.W.) line of C.E. Selecman Drive (formerly known as Parc Crest Drive), based on a 60 foot width;

THENCE, South 01(degrees)18'48" West, with said west R.O.W. line, a distance of
330.00 feet to the easterly common corner of said Reserve "A-2" and Reserve "A-1" and the southeast corner of the herein described tract;

THENCE, North 88(degrees)41'12" West, departing said west R.O.W. line and with the common line of said Reserves "A-1" and "A-2", a distance of 550.00 feet to a 5/8-inch iron rod with plastic cap stamped "Terra Surveying" set in the common line of the aforesaid REPLAT OF RESERVE "A" and the aforesaid SOUTHPORT BUSINESS PARK, said point also being the southwest corner of the herein described tract;

THENCE, North 01(degrees)18'48" East, with said common line, a distance of
330.00 feet to the POINT OF BEGINNING and containing 4.167 acres (181,500 square feet) of land.

                                    EXHIBIT B

                                    EQUIPMENT

All fixtures, machinery, apparatus, equipment, fittings and appliances of every kind and nature whatsoever now or hereafter affixed or attached to or installed in any of the Leased Premises (except as hereafter provided), including all electrical, anti-pollution, heating, lighting (including hanging fluorescent lighting), incinerating, power, air cooling, air conditioning, humidification, sprinkling, plumbing, lifting, cleaning, fire prevention, fire extinguishing and ventilating systems, devices and machinery and all engines, pipes, pumps, tanks (including exchange tanks and fuel storage tanks), motors, conduits, ducts, steam circulation coils, blowers, steam lines, compressors, oil burners, boilers, doors, windows, loading platforms, lavatory facilities, stairwells, fencing (including cyclone fencing), passenger and freight elevators, overhead cranes and garage units, together with all additions thereto, substitutions therefor and replacements thereof required or permitted by this Lease, but excluding all movable personal property and all trade fixtures, trade or office machinery, office, manufacturing and warehouse equipment which are not considered "fixtures" of real property under the laws of the State and are not necessary to the operation, as buildings alone and without regard to any other operation, of the buildings which constitute part of the Leased Premises.

                                   EXHIBIT C

                             PERMITTED ENCUMBRANCES

1. A water line easement 10 feet in width located along the East line of subject property as shown on the recorded plat. (As to Tracts 1, 2 and
         3)


2. An easement 5 feet in width along the West property line(s) together with an aerial easement 5 feet in width from a plane 20 feet above the ground upward located adjacent thereto, for the use of public utilities, as set forth and defined in instrument recorded in Volume 1023, Page 771, of the Deed Records and as shown on the recorded plat. (As to Tracts 1, 2 and 3)

3. An easement 5 feet in width along the North property line(s) together with an aerial easement 5 feet in width from a plane 20 feet above the ground upward located adjacent thereto, for the use of public utilities, as set forth and defined in instrument recorded in Volume 1023, Page 771, of the Deed Records and as shown on the recorded plat. (As to Tract 1)

4. An easement 20 feet in width along the South property line(s) together with an aerial easement 5 feet in width from a plane 20 feet above the ground upward located adjacent thereto, for the use of public utilities, as set forth and defined in instrument recorded in Volume 524, Page 253, of the Deed Records and as shown on the recorded plat. (As to Tract 2)

5. Building set back line 25 feet in width along the East property line(s) as shown on the recorded plat. (As to Tracts 1, 2 and 3)

6. Building set back line 25 feet in width along the South property line(s) as shown on the recorded plat. (As to Tract 2)

7. Easements 10 feet in width at three (3) locations granted to Houston Lighting and Power Company as set forth and defined in instrument recorded under Clerk's File No. 1999030257, of the Official Records of Fort Bend County, Texas. (As to Tract 1)

8. An easement 29 feet in width and 32 feet in length granted to Houston Lighting and Power Company and as set forth and defined in instrument recorded under Clerk's File No. 1999030257, of the Official Records of Fort Bend County, Texas. (As to Tract 1)

                                   EXHIBIT D

                            Basic Rent & Escalations

11104 WEST AIRPORT BOULEVARD (90,990 square feet)

         The initial Basic Rent shall be Eleven and No/100 Dollars ($11.00) per square foot per year, which shall continue through Lease Year 4. The Basic Rent will then increase by one dollar ($1.00) per square foot per Lease Year in each of Lease Years five (5) through eight (8) and shall increase by one dollar ($1.00) per square foot per Lease Year in each of Lease Years nine (9) through twelve (12).

Initial Rent:              $1,000,890
Lease Year 2:              $1,000,890
Lease Year 3:              $1,000,890
Lease Year 4:              $1,000,890
Lease Year 5:              $1,091,880
Lease Year 6:              $1,091,880
Lease Year 7:              $1,091,880
Lease Year 8:              $1,091,880
Lease Year 9:              $1,182,870
Lease Year 10:             $1,182,870
Lease Year 11:             $1,182,870
Lease Year 12:             $1,182,870

12300 CHARLES E. SELECMAN (79,566 square feet)

         The initial Basic Rent shall be Eleven and No/100 Dollars ($11.00) per square foot per year, which shall continue through Lease Year 4. The Basic Rent will then increase by one dollar ($1.00) per square foot per Lease Year in each of Lease Years five (5) through eight (8) and shall increase by one dollar ($1.00) per square foot per Lease Year in each of Lease Years nine (9) through twelve (12).

Initial Rent:              $  875,226
Lease Year 2:              $  875,226
Lease Year 3:              $  875,226
Lease Year 4:              $  875,226
Lease Year 5:              $  954,792
Lease Year 6:              $  954,792
Lease Year 7:              $  954,792
Lease Year 8:              $  954,792
Lease Year 9:              $1,034,358
Lease Year 10:             $1,034,358
Lease Year 11:             $1,034,358
Lease Year 12:             $1,034,358

12200 CHARLES E. SELECMAN (110,000 square feet)

         The initial Basic Rent shall be Seven and No/100 Dollars ($7.00) per square foot per year, which shall continue through Lease Year 4. The Basic Rent will then increase by one dollar ($1.00) per square foot per Lease Year in each of Lease Years five (5) through eight (8) and shall increase by one dollar ($1.00) per square foot per Lease Year in each of Lease Years nine (9) through twelve (12).

Initial Rent:              $ 770,000
Lease Year 2:              $ 770,000
Lease Year 3:              $ 770,000
Lease Year 4:              $ 770,000
Lease Year 5:              $ 880,000
Lease Year 6:              $ 880,000
Lease Year 7:              $ 880,000
Lease Year 8:              $ 880,000
Lease Year 9:              $ 990,000
Lease Year 10:             $ 990,000
Lease Year 11:             $ 990,000
Lease Year 12:             $ 990,000


                                      D-2